UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☐	Soliciting Material Pursuant to §240.14a-12

Cendant Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 1, 2005

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation (the “Company”), which will be held at the Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, on April 26, 2005 at 3:00 p.m., New York time. We look forward to greeting as many of our stockholders as possible.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

     Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

     If you are unable to attend the Annual Meeting in person, you may listen to the proceedings through the Internet. To listen to the live webcast, please log on at www.cendant.com and select “News Releases and Webcasts” in the “Investor Center” section of the website. The webcast will begin at 3:00 p.m., New York time, and will remain on the Company’s website for one year. The webcast will permit stockholders to listen to the Annual Meeting but will not provide for the ability to vote or present any stockholder proposals.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

     On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Henry R. Silverman
Chairman of the Board and
Chief Executive Officer

i

ii

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
APRIL 26, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the “Company”) will be held on April 26, 2005 at 3:00 p.m., New York time, at Roosevelt Hotel, 45 East 45th Street, New York, New York 10017 (the “Meeting”), to consider and vote upon the following matters:

     1. To elect ten directors for a one-year term expiring in 2006 and until their successors are duly elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2005;

     3. To consider and approve an amendment to the Cendant Amended and Restated 1999 Non-Employee Directors Deferred Compensation Plan;

     4. To consider and approve the Cendant 2005 UK Share Incentive Plan;

     5. To consider and vote upon two stockholder proposals; and

     6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 28, 2005 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at One Campus Drive, Parsippany, New Jersey, the Company’s principal place of business.

By Order of the Board of Directors

ERIC J. BOCK
Secretary

Dated: March 1, 2005

(This page has been left blank intentionally.)

CENDANT CORPORATION
9 West 57th Street
New York, New York 10019

PROXY STATEMENT

Annual Meeting of Stockholders to
be held on Tuesday, April 26, 2005

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

     The Board of Directors of Cendant Corporation, a Delaware corporation (the “Company”), is soliciting your vote at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 7, 2005.

What will I be voting on?

●	Election of Directors (see page 37);

●	Ratification of Deloitte & Touche LLP as the Company’s auditors for 2005 (see page 38);

●	Approval of two stock-based plans (see pages 40 and 43); and

●	Two stockholder proposals (see pages 46 and 49).

How many votes do I have?

     You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned on February 28, 2005 (the “Record Date”).

How many votes can be cast by all stockholders?

     1,055,172,521, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

     One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 351,724,174 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?

●
Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

●
Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements, the proposals relating to the Cendant Amended and Restated 1999 Non-Employee Directors Deferred Compensation Plan and the Cendant 2005 UK Share Incentive Plan and each of the stockholder proposals require the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each proposal.

How do I vote?

     You can vote by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

●	indicate your instructions on the proxy;

●	date and sign the proxy;

●	mail the proxy promptly in the enclosed envelope; and

●	allow sufficient time for the proxy to be received before the date of the Meeting.

     Alternatively, in lieu of returning signed proxy cards, the Company’s stockholders of record can vote their shares by telephone or via the Internet. If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet. The deadline for voting by telephone or electronically through the Internet is 4:00 p.m., New York time, on the business day prior to the date of the Meeting.

Can I change my vote?

     Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

     Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

     If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted:

●	“FOR” the election of all ten nominees for the Board of Directors;

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the year ending December 31, 2005;

●	“FOR” the approval of the proposal to amend the Cendant Amended and Restated 1999 Non-Employee Directors Deferred Compensation Plan;

●	“FOR” the proposal to approve the Cendant 2005 UK Share Incentive Plan; and

●	“AGAINST” the two stockholder proposals.

How do participants in savings plans vote?

     For participants in the Cendant Corporation Employee Savings Plan, the Avis Voluntary Investment Savings Plan, the Avis Voluntary Investment Savings Plan for Bargaining Hourly Employees, the Cendant Car Rental Operations, Inc. Retirement Savings Plan and the Trilegiant Corporation Employee Savings Plan (collectively, the “Savings Plans”), with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o’clock noon, New York time, on April 22, 2005, the trustees of the Savings Plans will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after twelve o’clock noon, New York time, on April 22, 2005. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

     The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

     Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations at Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

How can I access the Company’s proxy materials and annual report electronically?

     A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year is available without charge to stockholders at the Company’s website at www.cendant.com or upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

     The Board of Directors presently consists of fifteen members. Directors elected prior to the Company’s 2004 annual meeting of stockholders served in three classes with staggered three-year terms. Directors elected in and after the Company’s 2004 annual meeting of stockholders serve for a term of one year expiring at the annual meeting of stockholders to be held in the year following their election and until their successors are elected and qualified. The name and age of each Director, his or her position with the Company and the year in which such Director’s term expires is set forth below:

			Term Expires at
			the Annual
			Meeting Held
Name	Age	Position	in the Year
Henry R. Silverman	64	Chairman and Chief Executive Officer	2006
Myra J. Biblowit	56	Director	2005
James E. Buckman	60	Vice Chairman, General Counsel and Director	2006
Leonard S. Coleman	56	Presiding Director	2005
Martin L. Edelman	63	Director	2006
George Herrera	48	Director	2006
Stephen P. Holmes	48	Vice Chairman; Chairman and Chief Executive Officer, Hospitality Services Division and Director	2006
Cheryl D. Mills	40	Director	2005
The Right Honourable Brian Mulroney	65	Director	2005
Robert E. Nederlander	71	Director; Chairman of the Corporate Governance Committee	2005
Ronald L. Nelson	52	President, Chief Financial Officer and Director	2005
Robert W. Pittman	51	Director	2005
Pauline D.E. Richards	56	Director; Chairman of the Audit Committee	2005
Sheli Z. Rosenberg	63	Director	2005
Robert F. Smith	72	Director; Chairman of the Compensation Committee	2005

Biographical Information for Nominees and Continuing Directors

     At the Meeting, the stockholders will vote on the election of Messrs. Coleman, Mulroney, Nederlander, Nelson, Pittman and Smith and Mses. Biblowit, Mills, Richards and Rosenberg to serve as Directors for a one-year term ending at the 2006 annual meeting of stockholders and until their successors are duly elected and qualified. Certain additional information regarding each of the foregoing nominees, and each other current member of the Board of Directors, as of February 28, 2005, is set forth below.

Mr. Silverman has been Chief Executive Officer and a Director of the Company since December 1997, as well as Chairman of the Board of Directors and the Executive Committee since July 1998. Mr. Silverman was President of the Company from December 1997 until October 2004. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated (“HFS”) from May 1990 until December 1997.

Ms. Biblowit has been a Director since April 2000. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.

Mr. Buckman has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

Mr. Coleman has been a Director since December 1997 and Presiding Director at executive sessions of the Board since February 2003. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman is presently a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”): Omnicom Group Inc., H.J. Heinz Company, Aramark Corporation, Churchill Downs Inc. and Electronic Arts Inc.

Mr. Edelman has been a Director since December 1997 and was a Director of HFS from November 1993 until December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul, Hastings, Janofsky & Walker, from 1972 through 1993 and was Of Counsel to Battle Fowler from 1994 until June 2000. Mr. Edelman also serves as a Director of the following corporations which file reports pursuant to the Exchange Act: Capital Trust, Arcadia Realty Trust and Ashford Hospitality Trust, Inc. See “Certain Relationships and Related Transactions.”

Mr. Herrera has been a Director since January 2004. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the United States Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

Mr. Holmes has been a Vice Chairman and Director of the Company and Chairman and Chief Executive Officer of the Hospitality Services Division of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Ms. Mills has been a Director since June 2000. Ms. Mills has been Senior Vice President and Counselor for Operations and Administration for New York University since May 2002. From October 1999 to November 2001, Ms. Mills was Senior Vice President for Corporate Policy and Public Programming of Oxygen Media, Inc. From 1997 to 1999, Ms. Mills was Deputy Counsel to the former President of the United States, William J. Clinton. From 1993 to 1996, Ms. Mills also served as Associate Counsel to the President.

Mr. Mulroney has been a Director since December 1997 and was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a Director of the following corporations which file reports pursuant to the Exchange Act: America Online Latin America, Inc., Archer Daniels Midland Company Inc., Barrick Gold Corporation, Trizec Properties Inc. and Quebecor, Inc. (including its subsidiary, Quebecor World Inc.). See “Certain Relationships and Related Transactions.”

Mr. Nederlander has been a Director since December 1997 and Chairman of the Corporate Governance Committee since October 2002. Mr. Nederlander was a Director of HFS from July 1995 until December 1997. Mr. Nederlander has been President and/or Director since November 1981 of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside the City of New York. Mr. Nederlander was Chairman of the Board of Riddell Sports, Inc. (now known as Varsity Brands, Inc.) from April 1988 to September 2003. He has been a limited partner and a Director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander is currently a Director of Allis-Chalmers Corp., which files reports pursuant to the Exchange Act.

Mr. Nelson has been a Director since April 2003, Chief Financial Officer since May 2003 and President since October 2004. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 until March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a Director at Paramount Communications, Inc., formerly Gulf+Western Industries, Inc.

Mr. Pittman has been a Director since December 1997 and was a Director of HFS from July 1994 until December 1997. Mr. Pittman is a member of Pilot Group Manager LLC, the manager of Pilot Group LP, a private equity fund. From May 2002 to July 2002, Mr. Pittman served as Chief Operating Officer of AOL Time Warner, Inc. Mr. Pittman also served as Co-Chief Operating Officer of AOL Time Warner prior to assuming these responsibilities. From February 1998 until January 2001, Mr. Pittman was President and Chief Operating Officer of America Online, Inc., a provider of internet online services. Mr. Pittman also serves as a Director of Electronic Arts Inc., which files reports pursuant to the Exchange Act.

Ms. Richards has been a Director since March 2003 and Chairman of the Audit Committee since October 2004. Since November 2003, Ms. Richards has been Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. These positions included Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer.

Ms. Rosenberg has been a Director since April 2000. From January 2000 to September 2003, Ms. Rosenberg served as Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company. From October 1994 to December 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: CVS Corporation, Manufactured Home Communities, Inc., Equity Residential Properties Trust, Equity Office Property Trust and Ventas, Inc.

Mr. Smith has been a Director since December 1997 and Chairman of the Compensation Committee since October 2004. Mr. Smith was a Director of HFS from February 1993 until December 1997. Until recently, Mr. Smith served as the Chairman of the Board of American Remanufacturers Inc., a Chicago, Illinois automobile parts remanufacturer in which Mr. Smith has an equity interest. From February 1999 to September 2003, Mr. Smith served as Chief Executive Officer of Car Component Technologies, Inc., an automobile parts remanufacturer located in Bedford, New Hampshire. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. (“AEBL”). Mr. Smith joined AEBL’s parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer.

Functions and Meetings of the Board of Directors

   Statement on Corporate Governance

     Overview. The Board of Directors has implemented numerous corporate governance enhancements in recent years to further strengthen the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com or by writing to the Company at Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. In addition, the Board has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the New York Stock Exchange’s governance listing standards regarding corporate governance policies and procedures and determined that the Company is in compliance with all such standards.

     Director Independence. The Board has created a set of director independence criteria (“Director Independence Criteria”) for evaluating the independence of each of the Directors, which are more stringent than the New York Stock Exchange (“NYSE”) governance standards. In January 2005, the Board undertook its annual review of Director independence pursuant to NYSE Rule 303A.02(a) and the Company’s Director Independence Criteria. During this review, the Board reviewed whether any transactions or relationships exist currently or during the past three years existed between each Director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. The Board also examined whether there were any transactions or relationships between each Director and members of the senior management of the Company or their affiliates. As a result of this review, the Board affirmatively determined that two-thirds of the Directors were independent under the standards set forth in the Company’s Director Independence Criteria and by the NYSE standards. Messrs. Silverman, Buckman, Holmes and Nelson, who are employees of the Company, and Mr. Edelman, who is of counsel to a law firm that represents the Company from time to time, were not deemed independent. A copy of the Company’s Director Independence Criteria is attached to this Proxy Statement as Annex A and also can be found in the “Investor Center — Corporate Governance” section of the Company’s website at

www.cendant.com. A copy may also be obtained upon request from the Company’s Corporate Secretary at the address provided above.

     Presiding Director. In February 2003, the Board of Directors created a new position of Presiding Director. The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-management members of the Board of Directors, advising the Chairman of the Board and Committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of Committee chairs and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Mr. Coleman to serve in this position until the Company’s 2006 annual meeting of stockholders.

     Communicating with the Board of Directors. Stockholders may send communications to the Company’s Board of Directors by writing to the Board at Cendant Corporation, 9 West 57th Street, New York, New York 10019. In addition, stockholders interested in communicating directly with the Presiding Director or with any other non-management Director may do so by writing to Cendant Corporation at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presidingdirector@cendant.com. The Presiding Director will review and distribute all stockholder communications received to the intended recipients and/or distribute to the full Board, as appropriate.

     Codes of Conduct. The Board has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board has also adopted a code of business conduct and ethics for Directors. Both codes of conduct are available in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or by writing the Company at Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and Directors.

Board Meetings

     The Board of Directors held eleven meetings and acted by unanimous written consent on two occasions during 2004. In 2004, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. All Directors are required to attend each regularly scheduled Board meeting, as well as each annual meeting of the Company’s stockholders (subject to certain limited exceptions). In 2004, the entire Board of Directors attended the Company’s annual meeting of stockholders.

Committees of the Board

   Audit Committee

     The Audit Committee is comprised of Mses. Richards (Chairman), Mills and Rosenberg and Mr. Smith (the “Audit Committee”). Ms. Richards replaced Mr. Smith as Chairman of the Audit Committee, effective as of October 19, 2004. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the financial statements of the Company. See “Report of Audit Committee” below. The Board has determined that all members of the Audit Committee are independent Directors under the rules of the NYSE and the Company’s Director Independence Criteria and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each of Ms. Richards and Mr. Smith qualify as an “Audit Committee financial expert” as defined by the rules of the SEC, and, in addition to being independent under the Company’s Director Independence Criteria and the rules of the NYSE, are independent within the meaning of applicable SEC rules. A copy of the Audit Committee charter is attached to this Proxy Statement as Annex B and also can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Audit Committee held ten meetings in 2004.

   Compensation Committee

     The Compensation Committee is comprised of Mr. Smith (Chairman) and Mses. Biblowit and Rosenberg (the “Compensation Committee”). Ms. Rosenberg joined the Compensation Committee on July 20, 2004, and Mr. Coleman retired from the Compensation Committee, effective as of October 19, 2004. The Board of Directors has determined that each member of the Compensation Committee is an independent Director under the rules of the NYSE and the Company’s Director Independence Criteria. The Compensation Committee administers the Company’s equity compensation plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. The text of the Compensation Committee charter can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Compensation Committee held seven meetings and acted by unanimous written consent on two occasions in 2004.

   Corporate Governance Committee

     The Corporate Governance Committee is comprised of Messrs. Nederlander (Chairman) and Mulroney and Mses. Mills and Rosenberg (the “Corporate Governance Committee”). The Board of Directors has determined that each member of the Corporate Governance Committee qualifies as an independent Director under the rules of the NYSE and the Company’s Director Independence Criteria. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board appropriate Director nominee candidates and providing oversight with respect to corporate governance matters. The text of the Corporate Governance Committee charter can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Corporate Governance Committee held three meetings and acted by unanimous written consent on two occasions in 2004.

     Director Nomination Procedures. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least two-thirds of the Directors are independent under the rules of the NYSE and the Company’s more stringent Director Independence Criteria; that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under the rules of the NYSE, and that at least one of them qualifies as an “Audit Committee financial expert” under the rules of the SEC; and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for Director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

     The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Any such nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, and should include the following: (a) the name of the stockholder and evidence of the person’s ownership of the Company’s Common Stock, including the number of shares owned and the length of time of ownership; and (b) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. The written proposal should be submitted in the time frame described in the By-laws of the Company and under the caption “Stockholder Proposals for 2006 Annual Meeting” below.

     The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by them, the Corporate Governance Committee evaluates whether such prospective candidate is qualified to serve as a Director and whether the committee should recommend to the Board that the Board nominate this prospective candidate or elect such candidate to fill a vacancy on the Board. Candidates recommended by the Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

     The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate nominees for Director recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a Director.

   Policy Committee

     The Policy Committee is comprised of Messrs. Coleman (Chairman), Herrera and Edelman and Ms. Biblowit (the “Policy Committee”). The Policy Committee is responsible for reviewing, identifying and, when appropriate, bringing to the attention of the Board political, social and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company, as well as for making recommendations to the Board on corporate policies and practices that relate to public policy. The Policy Committee held two meetings in 2004.

   Executive Committee

     The Executive Committee is comprised of Messrs. Silverman (Chairman), Buckman, Nelson and Edelman (the “Executive Committee”). The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Executive Committee held one meeting and acted by unanimous written consent on 24 occasions in 2004.

Director Compensation

     In 2003, the Corporate Governance Committee undertook a study of director compensation (the “Director Compensation Review”) and adopted the following guidelines for director compensation: (i) compensation should fairly pay Directors for the work and time commitment required in a company the size and scope of the Company; (ii) compensation should align Director interests with the long-term interests of the Company’s stockholders; and (iii) the structure of compensation should be simple, transparent and easy for stockholders to understand. The Corporate Governance Committee retained an independent compensation consultant to assist the committee in formulating a new compensation structure to satisfy the new guidelines and to provide a written report verifying the reasonableness of such new compensation structure. As a result of such undertaking, the Corporate Governance Committee recommended, and the Board approved, a modified Non-Employee Director compensation program effective January 1, 2004, which is described below.

     The following sets forth the compensation payments made to Non-Employee Directors in 2004 following the Director Compensation Review (amounts shown as dollars unless otherwise indicated):

2004 Compensation(1)(2)
Annual Retainer(3)	160,000
Annual Equity Incentive Grant	— (4)
Board Meeting Attendance Fees:
Board Meeting Fee (per meeting)	—
Committee Meeting Fee (Chair/Member)	—
Action By Unanimous Written Consent	—
Audit Committee Chair	25,000
Audit Committee Member	15,000
Compensation Committee Chair	20,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	15,000
Corporate Governance Committee Member	8,000
Policy Committee Chair	10,000
Policy Committee Member	5,000
Executive Committee Member	10,000
Presiding Director Stipend	20,000
Other Benefits	Life Insurance(5)

(1)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as a Director.

(2)
The Presiding Director Stipend and all committee membership stipends are to be paid 50% in cash and 50% in shares of Common Stock required to be deferred under the Deferral Plan (described below). Directors may elect to receive more than 50% of such stipends in shares of deferred Common Stock.

(3)
The Annual Retainer (the “Retainer”) is paid on a quarterly basis on or near the date of regularly scheduled quarterly Board meetings. For 2004, $80,000 of the Retainer was paid in the form of Common Stock required to be deferred under a deferred compensation plan maintained by the Company for the benefit of Non-Employee Directors (the “Deferral Plan”). For 2004, a Non-Employee Director may elect to receive the entire Retainer in the form of shares of Common Stock. The number of shares of Common Stock received pursuant to the Common Stock portion of the Retainer or any other compensation paid in the form of Common Stock equaled the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock as of the date of grant. All amounts deferred into the Deferral Plan are deferred in the form of deferred stock units. Each deferred stock unit entitles the Non-Employee Director to receive one share of Common Stock immediately following such Director’s retirement or separation of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any deferred stock unit prior to such separation of service.

(4)
Notwithstanding the elimination of the annual equity incentive grant in 2004, new Non-Employee Directors will receive a one-time grant of 5,000 shares of Common Stock, which will be required to be deferred under the Deferral Plan.

(5)
The Company provides $100,000 of term life insurance coverage for each Non-Employee Director. In addition, the Company has purchased life insurance in the amount of $1 million on the life of each Director. Upon the death of such Director while still in office, the Company will donate an aggregate of $1 million to one or more charitable organizations that such Director served or supported.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information set forth on the following table is furnished as of February 28, 2005 as to those shares of the Company’s Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of its Directors and each of its executive officers named in the Summary Compensation Table below, and (iii) all directors and executive officers as a group.

			Of the Total
			Number of Shares
			Beneficially
	Total Amount		Owned, Shares
	of Shares	Percent of	Which may be
	Beneficially	Common Stock	Acquired Within
Name	Owned(1)	Owned(2)	60 Days(3)
Principal Stockholders:
Barclays Global Investors, N.A.(4)	87,383,777	8.28%	87,383,777
Goldman Sachs Asset Management, L.P.(5)	57,259,975	5.43%	57,259,975
Directors and Executive Officers(6):
Henry R. Silverman	38,450,004	3.54%	30,450,004
Myra J. Biblowit(7)	137,114	*	137,114
James E. Buckman(8)	4,044,584	*	3,973,005
Leonard S. Coleman(9)	400,256	*	400,256
Martin L. Edelman(10)	229,165	*	326,165
George Herrera(11)	9,807	*	9,807
Stephen P. Holmes(12)	4,259,061	*	3,963,535
Cheryl D. Mills(13)	136,291	*	129,577
The Right Honourable Brian Mulroney(14)	454,666	*	445,882
Robert E. Nederlander(15)	326,318	*	326,318
Ronald L. Nelson(16)	661,737	*	543,903
Robert W. Pittman(17)	893,401	*	830,573
Pauline D. E. Richards(18)	12,721	*	12,721
Sheli Z. Rosenberg(19)	148,764	*	117,582
Robert F. Smith(20)	274,772	*	274,772
Samuel L. Katz(21)	3,978,899	*	3,798,429
Kevin M. Sheehan	1,551,130	*	1,520,493
Richard A. Smith(22)	3,610,120	*	3,540,404

Executive Officers and Directors as a Group (22 persons):	62,895,520	5.67%	53,887,964

*	Amount represents less than 1% of the outstanding Common Stock.

(1)
Shares beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of February 28, 2005 (“Vested Awards”) and shares of Common Stock, the receipt of which has been deferred until retirement from the Board (“Deferred Shares”).

(2)	Based on 1,055,172,521 shares of Common Stock outstanding on February 28, 2005.

(3)	Includes Vested Awards and Deferred Shares.

(4)
Reflects beneficial ownership of 87,383,777 shares of Common Stock by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Barclays with the SEC on February 14, 2005. Such Schedule 13G indicates that Barclays has sole voting power over 77,746,371 of the shares and no voting power over 9,637,406 of the shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94015. Information is based upon the assumption that Barclays holds 87,383,777 shares of Common Stock as of February 28, 2005.

(5)
Reflects beneficial ownership of 57,259,975 shares of Common Stock by Goldman Sachs Asset Management, L.P. (“Goldman”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed by Goldman with the SEC on February 9, 2005. Such Schedule 13G indicates that Goldman has sole voting power over 43,364,115 of the shares and no voting power over 13,895,860 of the shares. The principal business address for Goldman is 32 Old Slip, New York, New York 10005. Information is based on the assumption that Goldman holds 57,259,975  shares of Common Stock as of February 28, 2005.

(6)	Such Director’s and/or Executive Officer’s Vested Awards are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

(7)	Includes 22,441 Deferred Shares.

(8)	Includes 16,100 shares held in Mr. Buckman’s IRA account and 17,282 shares held in a non-qualified deferred compensation plan.

(9)	Includes 24,801 Deferred Shares.

(10)	Includes 23,856 Deferred Shares.

(11)	Includes 9,807 Deferred Shares.

(12)	Includes 16,971 shares held by Mr. Holmes’ children, 110,000 shares held in trust and 24,002 shares held in a non-qualified deferred compensation plan.

(13)	Includes 14,904 Deferred Shares.

(14)	Includes 18,303 Deferred Shares.

(15)	Includes 23,999 Deferred Shares

(16)	Includes 40,177 shares held in a non-qualified deferred compensation plan and 2,657 shares held in a second non-qualified deferred compensation plan.

(17)	Includes 27,213 Deferred Shares.

(18)	Includes 12,721 Deferred Shares.

(19)	Includes 15,071 Deferred Shares.

(20)	Includes 24,577 Deferred Shares.

(21)
Includes 1,000 shares held by Mr. Katz’s children, 180 shares held by his wife, 64,846 shares held in a non-qualified deferred compensation plan and 27,844 shares held in a second non-qualified deferred compensation plan.

(22)	Includes 517 shares held in a non-qualified deferred compensation plan and 27,843 shares held in a second non-qualified deferred compensation plan.

EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

Name	Offices or Positions Held

Henry R. Silverman	Chairman of the Board and Chief Executive Officer

James E. Buckman	Vice Chairman and General Counsel

Stephen P. Holmes	Vice Chairman, Chairman and Chief Executive Officer, Hospitality Services Division

Ronald L. Nelson	President and Chief Financial Officer

Samuel L. Katz	Chairman and Chief Executive Officer, Travel Distribution Services Division, Co-Chairman, Marketing Services Division and Senior Executive Vice President

Kevin M. Sheehan	Chairman and Chief Executive Officer, Vehicle Services Division and Senior Executive Vice President

Richard A. Smith	Chairman and Chief Executive Officer, Real Estate Services Division and Senior Executive Vice President

Thomas D. Christopoul	Co-Chairman and Chief Executive Officer, Marketing Services Division and Senior Executive Vice President

Scott E. Forbes	Group Managing Director of Cendant Europe, Middle East and Africa and Senior Executive Vice President

Linda C. Coughlin	Chief Administrative Officer

Virginia M. Wilson	Executive Vice President and Chief Accounting Officer

     Biographical information concerning the Executive Officers of the Company who also serve as Directors is set forth above under “Board of Directors — Biographical Information for Nominees and Continuing Directors.” Biographical information concerning all other Executive Officers is set forth below.

Name	Biographical Information

Samuel L. Katz	Mr. Katz, age 39, has been Senior Executive Vice President since July 1999, Chairman and Chief Executive Officer of the Travel Distribution Services Division since April 2001 and Co-Chairman of the Marketing Services Division since March 2003. In addition, he also served as the Chief Executive Officer of the Financial Services Division from March 2003 until October 2003 and Chief Strategic Officer from July 2001 until April 2003. From January 2001 to July 2001, Mr. Katz was Senior Executive Vice President — Strategic and Business Development, and from January 2000 to January 2001, Mr. Katz was Senior Executive Vice President and Chief Executive Officer of Cendant Internet Group. Mr. Katz was Senior Executive Vice President, Strategic Development from July 1999 to January 2000, Executive Vice President, Strategic Development from April 1998 until July 1999 and Senior Vice President, Acquisitions from December 1997 to March 1998. Mr. Katz was Senior Vice President, Acquisitions of HFS from January 1996 to December 1997. From June 1993 to December 1995, Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm.

Kevin M. Sheehan	Mr. Sheehan, age 51, has been Senior Executive Vice President since March 2001 and Chairman and Chief Executive Officer of the Vehicle Services Division since March 2003. From March 2001 until May 2003, Mr. Sheehan served as Chief Financial Officer. From August 1999 to February 2001, Mr. Sheehan was President — Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a Director of that company since June 1999. From December 1996 to August 1999, Mr. Sheehan was Executive Vice President and Chief Financial Officer of Avis Group Holdings, Inc. Mr. Sheehan served as Executive Vice President and Chief Financial Officer of Avis Rent A Car Systems, Inc. from December 1996 until March 2001 and of PHH Corporation, a then wholly owned subsidiary of the Company, from June 1999 until March 2001. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS.

Richard A. Smith	Mr. Smith, age 51, has been Senior Executive Vice President since September 1998 and Chairman and Chief Executive Officer of the Real Estate Services Division, comprised of Real Estate Franchise and Operations and Mortgage Services, since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996.

Name	Biographical Information

Thomas D. Christopoul	Mr. Christopoul, age 40, has been Senior Executive Vice President since April 2000 and Co-Chairman and Chief Executive Officer of the Marketing Services Division since October 2003. From April 2000 to October 2003, Mr. Christopoul served as Chief Administrative Officer. From January 2000 to April 2000, Mr. Christopoul was President, Cendant Membership Services. From October 1999 to January 2000, Mr. Christopoul was Executive Vice President, Corporate Services. From April 1998 to October 1999, Mr. Christopoul was Executive Vice President, Human Resources, and from December 1997 until April 1998, Mr. Christopoul was Senior Vice President, Human Resources. Mr. Christopoul was Senior Vice President, Human Resources of HFS from October 1996 until December 1997 and Vice President Human Resources of HFS from October 1995 until October 1996. Prior to HFS, Mr. Christopoul held a number of executive positions with Nabisco, Inc. and Pepsi Cola Company.

Scott E. Forbes	Mr. Forbes, age 47, has been Senior Executive Vice President and Group Managing Director of Cendant Europe, Middle East and Africa since December 2000 and was Executive Vice President and Group Managing Director of Cendant Europe from November 1998 until December 2000. Mr. Forbes was Executive Vice President, Finance of the Company and Chief Accounting Officer from April 1998 to November 1998. From December 1997 until April 1998 and from August 1993 until December 1997, Mr. Forbes was Senior Vice President Finance of the Company and HFS, respectively. From July 1990 until August 1993, Mr. Forbes was Vice President and Corporate Controller of HFS.

Linda C. Coughlin	Ms. Coughlin, age 53, has been Chief Administrative Officer since October 2004. From September 2002 to October 2004, Ms. Coughlin served as President of Linkage, Inc., a leadership and organization development firm. Ms. Coughlin also held senior positions at Zurich Scudder Investments, Inc., Scudder, Stevens & Clark, Citibank and American Express Company since 1976.

Virginia M. Wilson	Ms. Wilson, age 50, has been Executive Vice President and Chief Accounting Officer since September 2003. From October 1999 until August 2003, Ms. Wilson served as Senior Vice President and Controller for MetLife, Inc., a provider of insurance and other financial services. From 1996 until 1999, Ms. Wilson served as Senior Vice President and Controller for Transamerica Life Companies, an insurance and financial services company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth the 2002, 2003 and 2004 cash and non-cash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 2004 and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation				Securities
				Other Annual		Underlying Options	All Other
Name and				Compensation	Restricted Stock	Common Stock	Compensation
Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	($)(3)	Awards ($)(4)	(#)(5)	($)(6)
Henry R. Silverman	2004	3,300,000	15,281,508	325,843	0	0	5,089,340
Chairman of the Board and	2003	3,300,000	13,787,520	121,001	0	0	5,604,524
Chief Executive Officer	2002	3,196,000	7,891,824	318,070	0	0	3,347,459
Ronald L. Nelson(7)	2004	762,500	2,296,233	278,611	4,000,000	0	285,088
President and Chief	2003	488,461	976,923	163,002	0	1,000,000	110,794
Financial Officer
Kevin M. Sheehan	2004	762,500	2,294,473	—	4,000,000	0	306,828
Chairman and CEO,	2003	762,163	1,593,398	—	1,685,997	0	146,134
Vehicle Services Division	2002	750,000	1,316,000	—	0	400,000	231,283
Richard A. Smith	2004	762,500	2,171,582	—	4,000,000	0	254,182
Chairman and CEO,	2003	762,500	1,565,794	—	1,685,997	0	51,366
Real Estate Services	2002	750,000	1,676,000	—	0	250,000	138,084
Division
Samuel L. Katz	2004	762,500	2,148,734	—	2,000,000	289,856	253,244
Chairman and CEO,	2003	762,500	1,429,688	—	1,685,997	0	136,331
Travel Distribution	2002	750,000	2,535,000	—	0	550,000	187,907
Services Division and Co-Chairman, Marketing Services Division

(1)
Mr. Silverman’s base salary was increased to $3.3 million in July 2002 and has not increased therafter. Each of Mr. Silverman’s direct reports, including each Named Executive Officer, was subject to a base salary freeze in response to business and economic conditions (although Mr. Sheehan’s base salary was adjusted in 2003 to align with other Division Chairmen). The Company has determined to extend the salary freeze for the Named Executive Officers through 2005. The Company pays all base salary over 26 bi-weekly periods each year. During 2004, an additional payroll period ended January 1, 2004 occurred, resulting in each Named Executive Officer earning base salary above amounts reflected in the table for tax reporting purposes.

(2)
For 2004, bonus amounts include fiscal year 2004 profit-sharing bonuses approved by the Compensation Committee but not scheduled for payment until the second quarter of 2005. For each Named Executive Officer (other than Mr. Silverman), 2004 bonus amounts include regular annual bonuses providing an opportunity to receive payment targeted at 200% of base salary, but subject to the Company’s attainment of performance goals (and, as applicable, the Named Executive Officer’s Divisional performance) and the personal performance of the Named Executive Officer. For each Named Executive Officer (other than Mr. Silverman), bonuses were paid at above target levels primarily because of the Company’s outstanding performance during 2004 and each officer’s increased efforts and responsibilities relating to the successful execution of the Company’s strategic realignment plan in 2004. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Contracts and Termination, Severance and Change of Control Arrangements.” Mr. Silverman’s 2004 profit-sharing bonus was calculated pursuant to his employment agreement. Amounts also include special bonuses paid to Named Executive Officers (other than Mr. Silverman) which are part of a new program which replaces a cancelled split-dollar insurance program. The following amounts were paid to the Named Executive Officers under this replacement program:

Mr. Nelson $96,233; Mr. Sheehan $119,473; Mr. Smith $96,582 and Mr. Katz $73,734. The replacement program is described further in footnote (6) below.

(3)
Except where indicated, perquisites and personal benefits are less than the lesser of $50,000 or 10% of the salary and bonus for each Named Executive Officer in each year. In 2004, Mr. Silverman’s perquisites and personal benefits included $102,697 for personal use of Company aircraft and $165,013 for the reimbursement of legal fees (and taxes on such reimbursement) incurred in connection with the negotiation of his employment agreement and Mr. Nelson’s perquisites and personal benefits included $221,914 for payment or reimbursement of residential relocation expenses (and taxes on such payment or reimbursement). In 2003, Mr. Silverman’s perquisites and personal benefits included $59,825 for personal use of Company aircraft and Mr. Nelson’s perquisites and personal benefits included $141,747 for payment or reimbursement of residential relocation expenses (and taxes on such payment or reimbursement). In 2002, Mr. Silverman’s perquisites and personal benefits included $70,713 for use of Company aircraft and $203,113 for the reimbursement of legal fees (and taxes on such reimbursement) incurred in connection with the negotiation of his employment agreement.

(4)
On June 3, 2004, each Named Executive Officer (other than Mr. Silverman) was granted performance-vesting restricted stock units relating to shares of Common Stock. Upon the vesting of a unit, the Named Executive Officer becomes entitled to receive a share of Common Stock. Up to one-eighth of the units may vest on April 27 in each of 2005, 2006, 2007 and 2008 based upon the extent to which the Company attains pre-established performance goals for fiscal year 2004 through the end of the most recently completed fiscal year prior to such business day (i.e., 25% of the units scheduled to vest each year will vest if performance reaches “threshold” levels, and 100% of such units will vest if performance reaches “target” levels). The performance goals relating to these units are based upon the “total unit growth” of the Common Stock in relation to the average historic “total stockholder return” of the S&P 500 (“total unit growth” is comprised of earnings before interest, taxes, depreciation and amortization, plus increases in free cash flow generation). Units which fail to vest in 2005, 2006 and 2007 may become vested in later year(s) subject to the Company’s attainment of cumulative multi-year performance goals. In addition, up to one-half of the units may vest on April 27, 2008 based upon the extent to which the Company attains cumulative four-year pre-established performance goals. The performance goals relating to these units are based upon the “total unit growth” of the Common Stock in relation to the top-quartile average historic “total stockholder return” of the S&P 500. In all cases, intermediate levels of vesting will occur for interim levels of performance. Vesting is also subject to the Named Executive Officer remaining continuously employed with the Company through the applicable vesting date. Each Named Executive Officer received the following number of performance-vesting restricted stock units: Mr. Silverman, 0; Mr. Nelson, 173,010; Mr. Sheehan, 173,010; Mr. Smith, 173,010 and Mr. Katz, 86,505. The number of units granted to each Named Executive Officer was approved by the Compensation Committee. All units are eligible to receive cash dividend equivalents, which remain restricted and subject to forfeiture until the unit for which it was paid becomes vested. The value of the shares of Common Stock underlying the units as of the date of grant are shown in the table above and reflect a per unit value of $23.12, based upon the closing price of the Common Stock on June 3, 2004. The value of the shares underlying all units held by each Named Executive Officer as of December 31, 2004 (including outstanding units granted in 2004 and prior years) reflecting a per unit value of the Common Stock of $23.38 equaled: Mr. Silverman, $0; Mr. Nelson, $4,044,974; Mr. Sheehan, $5,909,038; Mr. Smith, $5,909,038; Mr. Katz, $3,886,551.

(5)
In accordance with policy change, no Named Executive Officer received a grant of stock options in 2004, except that Mr. Katz elected to receive a stock option grant in lieu of a portion of his restricted stock unit grant. Such options become vested only if the Company attains pre-established performance goals identical to those described in footnote (4) above. Mr. Silverman did not receive a grant of stock options in 2002, 2003 or 2004.

(6)
Payments included in these amounts for fiscal year 2004 consist of (i) Company matching contributions to a non-qualified deferred compensation plan maintained by the Company (“Defined Contribution Match”), (ii) directed bonuses required to be used either to pay life insurance premiums or to be contributed to a non-qualified deferred compensation plan and (iii) executive medical benefits. Defined Contribution Match includes matching contributions relating to deferred bonuses in respect of fiscal year 2004 and paid in the first quarter of 2005. The foregoing amounts were as follows:

			Life Insurance
			Premium/Deferred
		Defined	Compensation	Executive
		Contribution	Directed Bonus	Medical
	Year	Match ($)	($)(*)	Benefits ($)	Totals ($)
Mr. Silverman	2004	1,122,506	3,959,334	7,500	5,089,340
Mr. Nelson	2004	179,510	96,233	9,345	285,088
Mr. Sheehan	2004	178,010	119,473	9,345	306,828
Mr. Smith	2004	148,255	96,582	9,345	254,182
Mr. Katz	2004	172,010	73,734	7,500	253,244

(*)
Amounts reflect a revised benefit program for the Named Executive Officers described below. For Mr. Silverman, the amount represents premiums paid by the Company for 2004 under Mr. Silverman’s insurance arrangement, excluding key man policies owned by and for the benefit of the Company. For each other Named Executive Officer, amounts represent directed bonuses required to be used by the officer either to pay life insurance premiums for a personal life insurance policy owned by the officer and approved by the Company or to be contributed directly as a Company contribution into a non-qualified deferred compensation plan (such bonus amounts are also reflected in the Summary Compensation Table above under the “Bonus” column).

(7)	Mr. Nelson commenced employment with the Company on April 14, 2003.

Option Grants in 2004

     The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS

		% of Total
		Common
	Number of	Stock
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options/SARS	Employees in	Price per	Expiration	Present
	Granted(1)	Fiscal Year	Share	Date	Value ($)(2)
Mr. Silverman	—	0%	—	—	—
Mr. Nelson	—	0%	—	—	—
Mr. Sheehan	—	0%	—	—	—
Mr. Smith	—	0%	—	—	—
Mr. Katz	289,856	11.50%	$23.12	6/3/14	$1,950,730

(1)
Mr. Katz elected to receive performance-vesting stock options in lieu of a portion of his performance-vesting restricted stock units. Such options vest at the same time, and subject to the same performance goals, as the restricted stock units granted to the Named Executive Officers. See “Summary Compensation Table” above. The options also accelerate in the event of a change of control of the Company. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Contracts and Termination, Severance and Change of Control Arrangements.”

(2)
The value assigned to the option reported on this table is computed using the Black-Scholes option pricing model. The calculation assumes a risk-free rate of return of 3.99%, which represents the yield of United States Treasury Notes having a maturity on the option grant date approximating the expected life of the option as of the date of grant. The calculation assumes a 30% volatility; however, there can be no assurance as to the actual volatility of the Company’s Common Stock in the future. The calculation also assumes a dividend payout of 1.5% and a 5.5 year expected life. In assessing the option value, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of Common Stock at a future date.

Aggregated Option Exercises in 2004 and Year-End Option Values

     The following table summarizes the exercise of Common Stock options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such officers as of the end of such fiscal year:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARS	Options/SARS
	Shares Acquired	Value	at FY-End (#)	at FY-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Mr. Silverman	0	0	33,618,806/0	319,804,526/0
Mr. Nelson	0	0	250,000/750,000	2,540,000/7,620,000
Mr. Sheehan	390,901	3,982,028	1,276,744/133,334	8,746,997/571,003
Mr. Smith	187,141	3,429,786	3,264,331/83,334	33,493,774/349,169
Mr. Katz	180,233	2,719,265	3,386,472/473,190	30,099,163/815,286

(1)	Amounts are based upon a December 31, 2004 closing price per share of Common Stock on the New York Stock Exchange of $23.38.

Equity Compensation Plan Information

     The following table provides information about shares of Common Stock that may be issued upon the exercise of options and restricted stock units under all of the Company’s existing equity compensation plans as of December 31, 2004. The table excludes 8.5 million shares of Common Stock approved by stockholders issued or available for issuance pursuant to the 1998 Employee Stock Purchase Plan.

		Weighted-Average	Number of Securities
	Number of Securities to be	Exercise Price of	Remaining Available for
	Issued Upon Exercise of	Outstanding Options,	Future Issuance Under
	Outstanding Options,	Warrants and Rights	Equity Compensation Plans
	Warrants, Rights and	(Excludes Restricted	(Excluding Securities
Plan Category	Restricted Stock Units	Stock Units) ($)	Reflected in First Column)
Equity compensation plans approved by Company stockholders(a)	65,990,129	$20.13	57,285,934
Equity compensation plans not approved by Company stockholders(b)(d)	68,390,466	$16.63	64,170,840
Equity compensation plans assumed in mergers, acquisitions and corporate transactions(c)	3,995,333	$14.31	15,305,197
Total	138,375,928	$18.23	136,761,971

(a)
Includes options and other awards granted under the following plans: 1997 Stock Incentive Plan; 1997 Stock Option Plan; and 1987 Stock Option Plan. Each plan was approved by stockholders with respect to an initial allocation of shares. Subsequent to such approvals, the Company’s Board of Directors approved the allocation of additional treasury shares for issuance under the plans (which are included in the table) without further stockholder approval as follows: 1997 Stock Incentive Plan (20,000,000); 1997 Stock Option Plan (69,970,794); 1987 Stock Option Plan (10,000,000). No additional awards will be made under the 1987 Stock Option Plan.

(b)
Includes options and other awards granted under the following plans: 1999 Broad-Based Employee Stock Option Plan; 1997 Employee Stock Plan; 1992 Employee Stock Option Plan; 1992 Bonus and Salary Replacement Stock Option Plan; and stand-alone option grants to former officers. Substantially all options remaining available for future grants are under the 1999 Broad-Based Employee Stock Option Plan. The material terms of these plans are set forth under footnote (d) below. Notwithstanding the terms of these plans to the contrary, no option granted under any of these plans provides for a term in excess of 10 years or an exercise price below fair market value as of the date of grant (other than options assumed or replaced in connection with acquisitions). All options granted under these plans have been approved by the Board of Directors or the Compensation Committee of the Board of Directors.

(c)
Includes options granted under the following plans: Galileo International, Inc. 1999 Equity and Performance Incentive Plan; Trendwest Resorts, Inc. 1997 Employee Stock Option Plan; Orbitz, Inc. 2002 Stock Plan; and Orbitz, Inc. 2000 Stock Plan. The Company has assumed additional option plans in connection with mergers, acquisitions and corporate transactions pursuant to which no shares remain available for future grants. There were 28,515,340 outstanding options under such plans as of December 31, 2004. The weighted-average exercise price for these options is $16.14.

(d)	Following are the material terms of plans not submitted for stockholder approval:

     1999 Broad-Based Employee Stock Option Plan. This plan provides for the grant of stock options, shares of Common Stock and other awards valued by reference to Common Stock to employees of the Company who are not executive officers. Shares issued pursuant to the exercise of options granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of the Company or a similar event, shares subject to outstanding options, the exercise price of outstanding options and the number and type of shares remaining to be made subject to options under this plan may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of options granted under this plan are to be determined by the Compensation Committee, provided, that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Each option granted under this plan will become immediately exercisable upon a “change-of-control transaction” (as defined in the plan). Unless otherwise determined by the Compensation Committee, following termination of employment, options granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability).

     1997 Employee Stock Plan. This plan provides for the grant of awards of stock options, stock appreciation rights (payable in cash or shares or a combination thereof) and restricted stock to employees of the Company and its affiliates. Shares issued pursuant to awards granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of the Company or a similar event, shares subject to outstanding awards, the exercise price of outstanding options and the number and type of shares remaining to be made subject to awards under this plan may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of awards granted under this plan are to be determined by the Compensation Committee, provided, that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Under this plan, stock appreciation rights may be granted only in tandem with an option, and will be cancelled to the extent the related option is exercised or cancelled. The vesting of restricted stock awards granted under this plan may be subject to the attainment of predetermined performance goals. Unless otherwise determined by the Compensation Committee, following termination of employment, options and stock appreciation rights granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability). Unless otherwise determined by the Compensation Committee, following termination of employment for any reason, shares that are subject to restrictions under a restricted stock award will be immediately forfeited.

Employment Contracts and Termination, Severance and Change of Control Arrangements

     Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each such employment agreement contains covenants precluding the Named Executive Officer from competing, directly or indirectly, against the Company and/or the business unit or units for which such officer performs services during a period of time set forth in each respective employment agreement, including post-employment periods. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as, among other reasons, it allows the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post-employment non-competition covenants from executive officers. During 2004, the Compensation Committee engaged an independent consultant to review the Company’s use of employment agreements and to make recommendations regarding the continued use of employment agreements. The circumstances under which employment agreements are used are discussed further in the Compensation Committee Report on Executive Compensation below.

     Mr. Silverman. Mr. Silverman was employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS Incorporated and amended and restated from time to time (the “Prior Silverman Agreement”). Effective July 1, 2002, Mr. Silverman and the Company entered into an Amended and Extended Employment Agreement (the “Amended Silverman Agreement”). Effective July 28, 2003, the Amended Silverman Agreement was amended as described below (the “First Amendment”). Effective August 20, 2004, the Amended Silverman Agreement was amended as described below (the “Second Amendment”) in order to, among other things, reduce Mr. Silverman’s potential post-employment compensation and condition his annual bonus on the Company’s attainment of financial performance goals relating to the Company. The Second Amendment substantially reduced Mr. Silverman’s potential severance and post-employment benefits and compensation opportunities and altered his annual bonus program to condition a substantial portion of potential bonus payments on Company performance goals. Effective January  21, 2005, the Amended Silverman Agreement was amended as described below (the “Third Amendment”) to clarify a provision relating to the Second Amendment.

     Pursuant to the Amended Silverman Agreement, Mr. Silverman serves the Company as its President and Chief Executive Officer and as the Chairman of the Board and the Chairman of the Executive Committee of the Board; however, during 2004, Mr. Nelson assumed the position of President. The term of employment under the Amended Silverman Agreement expires on December 31, 2007, subject to earlier termination upon certain events.

     The Amended Silverman Agreement provides Mr. Silverman with a base salary of $3,300,000. Mr. Silverman has not received a salary increase since July 2002.

     Pursuant to the Amended Silverman Agreement, prior to the Second Amendment, Mr. Silverman’s bonus was 0.60% of the Company’s pre-tax income as defined in the Amended Silverman Agreement, with a limit on the bonus amount equal to $100,000 per each cent of the Company’s earnings per share as defined in the Amended Silverman Agreement (“Target Bonus”). For 2004 and later years, in connection with the Second Amendment, the Target Bonus continues to apply, except that the value payable in respect of the Target Bonus is comprised of two components: (i) the Target Bonus but subject to a limit of 150% of Mr. Silverman’s base salary (the “Capped Bonus”) plus (ii) the remainder of the value that would have otherwise been payable in respect of the Target Bonus (the “Performance Based Bonus”), but which is now subject to the Company’s attainment of performance goals relating to the Company’s Average Growth in Adjusted Diluted Earnings Per Share (“AGEPS”) as defined in the Second Amendment. The Performance Based Bonus will not be paid if AGEPS is less than 8% and will be paid at 100% if AGEPS equals 13% or greater. Interim levels of payment will be made for interim levels of AGEPS performance. To the extent the Performance Based Bonus is paid at less than 100% in 2004, 2005 and 2006, such amounts not earned will be carried over into future fiscal years and may be subsequently earned by Mr. Silverman if in any such future year the Company attains an annualized rate of AGEPS of 13% or greater over any multi-year period. For 2004, the Capped Bonus will equal $4,950,000 and the Performance Based Bonus will equal $10,331,508.

     The Amended Silverman Agreement provides Mr. Silverman with specified benefits and perquisites no less favorable than those provided to other senior officers of the Company and no less favorable than those provided to chief executive officers of comparable public companies, including priority business use of corporate aircraft, personal use of corporate aircraft subject to availability, and access to car service. The Amended Silverman Agreement also provides Mr. Silverman with standard corporate indemnification rights.

     Prior to the First Amendment, the Amended Silverman Agreement required the Company to provide Mr. Silverman with term life insurance with a face amount of $100 million for the remainder of his life, subject to earlier termination upon certain events. During 2003, pursuant to the First Amendment, the Amended Silverman Agreement was amended in order to implement a replacement life insurance program, which meets both the requirements of the Amended Silverman Agreement and certain provisions of the Sarbanes-Oxley Act of 2002.

     Although the Prior Silverman Agreement required the Company to provide Mr. Silverman with annual option grants covering two million shares of Common Stock, this provision was eliminated from the Amended Silverman Agreement. Accordingly, Mr. Silverman has not received any option or other equity awards during 2002, 2003 and 2004, and he will not receive a grant during 2005. Although the Company and the Compensation Committee consider it crucial to compensate officers with equity incentives in order to align officer interests with those of stockholders, the Company and the Compensation Committee determined that Mr. Silverman’s interests were already closely aligned with stockholders by virtue of his significant holdings of Common Stock and options to acquire Common Stock.

     The Amended Silverman Agreement, prior to the Second Amendment, provided that if Mr. Silverman resigns his employment for Good Reason (as defined in the Amended Silverman Agreement) or if he is terminated by the Company without Cause (as defined in the Amended Silverman Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the sum of his then current base salary plus target bonus, multiplied by (ii) the greater of the number of years and partial years remaining in the term of employment under the Amended Silverman Agreement and 2.99. Pursuant to the Second Amendment, such potential severance payment is reduced to (i) the sum of his current base plus target bonus, multiplied by (ii) the number of years and partial years remaining in the term of employment, but in no event greater than 2.99. Further, such amount will be reduced by a present value factor of 5% to reflect the time value of money in receiving base salary and bonus amounts in a lump sum at an earlier date. Mr. Silverman will also receive a pro rata portion of his annual bonus in respect of the fiscal year in which such termination occurs. In addition, Mr. Silverman (and his eligible dependents) will be entitled to continued health and welfare benefits during the remaining term of employment (or a 3-year period, if longer) and the vesting of any options and restricted stock. However, the Company may remove Mr. Silverman from his position of Chief Executive Officer (but not Chairman of the Board) without triggering such termination provisions.

     The Amended Silverman Agreement, prior to the Second Amendment, provided that if Mr. Silverman’s employment with the Company is terminated other than due to death or for Cause (but including a resignation for Good Reason), the Company would (i) provide him certain benefits for life, including medical and welfare benefits, office and clerical support, access to corporate aircraft on terms applicable to senior executives of the Company, access to a car and driver, appropriate security when traveling on Company business, and reimbursement of any properly documented business expenses (the “Post Term Benefits”); and (ii) maintain Mr. Silverman as an employee to provide such services as requested by any successor chief executive officer and keep himself reasonably available to the Company to render advice or to provide services for the rest of his life, for no more than 90 days per year, in return for which he would be paid $83,000 per month (the “Post Term Consulting Services”). In connection with the Second Amendment, the term of the Post Term Consulting Services was reduced to a period of five years. The Company’s obligation to provide Mr. Silverman with compensation and benefits pursuant to the Post Term Consulting Services will terminate in the event Mr. Silverman becomes unable or is unwilling to provide consulting services, or in the event Mr. Silverman is convicted of a felony or violates any restrictive covenants set forth in the Amended Silverman Agreement. In addition, the Company maintains the right to terminate the Post Term Consulting Services and the compensation and benefits payable thereunder by providing Mr. Silverman a lump sum cash payment equal to the net present value of such compensation and benefits. Further, in the event of an actual or potential change of control of the Company, Mr. Silverman may elect to terminate the Post Term Consulting Services and receive such lump sum cash payment.

     The Amended Silverman Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and under other compensation and benefit arrangements.

     The Amended Silverman Agreement provides that Mr. Silverman will be restricted from engaging in certain competitive activities against the Company. Such non-competition covenants will remain in effect in no event for less than two years following his termination of employment for Cause or his resignation, and, in connection with the Third Amendment, will remain in effect for so long as Mr. Silverman is receiving the Post Term Benefits (i.e., Mr. Silverman may not compete against the Company, for the rest of his life, as long as he is receiving the Post Term Benefits).

     Mr. Nelson. The Company entered into an employment agreement with Mr. Nelson as of April 14, 2003 (the “Nelson Employment Agreement”). The Nelson Employment Agreement has a three-year term with automatic one-year extensions on each anniversary of the effective date. Such extensions occur unless either party provides written notice to the other party at least thirty days prior to any such anniversary. The Nelson Employment Agreement is subject to earlier termination upon certain events.

     The Nelson Employment Agreement provides that during his term of employment, Mr. Nelson will be paid an annual base salary equal to $762,500 and will be eligible for annual bonuses based on a target of 200% of annual base salary. Mr. Nelson is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites. The Nelson Employment Agreement provided Mr. Nelson with an initial award of one million options with an exercise price equal to the fair market value of Company common stock as of the date of grant and further provides for annual awards, subject to the approval of the Compensation Committee, which are not less favorable than awards provided to other direct reports of the Chief Executive Officer and with targeted value equal to $1.5 million. The Nelson Employment Agreement also provided Mr. Nelson with relocation benefits covering all of his incurred costs with respect to the relocation of his primary residence, including for taxes relating to relocation expense reimbursements.

     The Nelson Employment Agreement provides that if Mr. Nelson’s employment is terminated by the Company other than for Cause (as defined in the Nelson Employment Agreement) or by Mr. Nelson for Constructive Discharge (as defined in the Nelson Employment Agreement), the Company will pay Mr. Nelson a lump sum cash payment equal to 299% of his base salary plus target incentive bonus. In addition, each of Mr. Nelson’s outstanding options (and any other outstanding equity awards) will become fully vested and such options remain exercisable until the first to occur of the third anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Nelson will receive health benefits for a period of three years at the employee rate. In addition, if such termination occurs either within the first three years of his employment, or within one year of a Change-of-Control Transaction (as defined in the Nelson Employment Agreement), the Company will reimburse Mr. Nelson for all relocation expenses incurred should he relocate his primary residence back to West Coast.

     Mr. Sheehan. The Company entered into an amended and extended employment agreement with Mr. Sheehan as of April 1, 2003 (the “Sheehan Employment Agreement”). The Sheehan Employment Agreement is set to expire on May 30, 2006, subject to earlier termination or extension upon certain events.

     The Sheehan Employment Agreement provides that during his term of employment, Mr. Sheehan will be paid an annual base salary equal to $762,500 and will be eligible for annual bonuses based on a target of 200% of annual base salary. Mr. Sheehan is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites. The Sheehan Employment Agreement provides that if Mr. Sheehan’s employment is terminated by the Company other than for Cause (as defined in the Sheehan Employment Agreement) or by Mr. Sheehan for Constructive Discharge (as defined in the Sheehan Employment Agreement), the Company will pay Mr. Sheehan a lump sum cash payment equal to 300% of his base salary plus target incentive bonus (for purposes of such severance formula, target bonus will not exceed 100% of base salary). In addition, each of Mr. Sheehan’s outstanding options granted on March 1, 2001 or on or after April 1, 2003 will become fully vested and remain exercisable until the first to occur of the third anniversary of the date of such termination and the original expiration date of such option, and each option granted after March 1, 2001 and prior to April 1, 2003 will become fully vested and remain exercisable until the first to occur of the second anniversary of the date of such termination and the original expiration date of such option. Mr. Sheehan is eligible for post-retirement medical benefits in connection with his prior service with an acquired company.

     Mr. Smith. The Company entered into an amended and restated employment agreement with Mr. Smith as of June 2, 2001, which was further amended and restated as of June 30, 2004 (the “Smith Employment Agreement”). The Smith Employment Agreement has a two year term but with automatic one-year extensions on each anniversary of the effective date. Such extensions occur unless either party provides written notice to the other party at least thirty days prior to any such anniversary. The Smith Employment Agreement is subject to earlier termination upon certain events.

     The Smith Employment Agreement provides that during his term of employment, Mr. Smith will be paid an annual base salary equal to $762,500 and will be eligible for annual bonuses based on a target of 200% of annual base salary. This level of base salary was not increased during 2003 or 2004 and is not expected to increase during 2005. Mr. Smith is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites. The Smith Employment Agreement provides that if Mr. Smith’s employment is terminated by the Company other than for Cause (as defined in the Smith Employment Agreement) or by Mr. Smith for Constructive Discharge (as defined in the Smith Employment Agreement), the Company will pay Mr. Smith a lump sum cash payment equal to 300% of his base salary plus target incentive bonus (for purposes of such severance formula, target bonus will not exceed 100% of base salary). In addition, each of Mr. Smith’s outstanding options granted after June 1, 2001 will become fully vested and remain exercisable until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Smith and his eligible dependents will remain covered under certain welfare benefit plans sponsored by the Company until Mr. Smith reaches age 75 (such benefit plan eligibility will cease if Mr. Smith accepts employment with a competitor of the Company’s Real Estate Franchise and Operations Division). Further upon any such termination of employment or upon Mr. Smith’s resignation, each of his options granted on or after September 1, 1998 and prior to December 31, 2000 will remain outstanding until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option.

     Mr. Katz. The Company entered into an amended and restated employment agreement with Mr. Katz as of June 5, 2000, which was further amended and restated as of October 1, 2003 (the “Katz Employment Agreement”). The Katz Employment Agreement is set to expire on December 31, 2005, subject to earlier termination or extension upon certain events.

     Effective for 2002, the Company increased Mr. Katz’ base salary to $762,500. This level of base salary was not increased during 2003 or 2004 and is not expected to increase during 2005. The Katz Employment Agreement provides that Mr. Katz will be eligible for annual bonuses based on a target of 200% of annual base salary. Mr. Katz is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites. The Katz Employment Agreement provides that if Mr. Katz’ employment is terminated by the Company other than for Cause (as defined in the Katz Employment Agreement) or by Mr. Katz for Constructive Discharge (as defined in the Katz Employment Agreement), the Company will pay Mr. Katz a lump sum cash payment equal to 300% of his base salary plus target incentive bonus (for purposes of such severance formula, target bonus will not exceed 100% of base salary). In addition, each of Mr. Katz’ outstanding options granted after June 5, 2000 will become fully vested and remain exercisable until the first to occur of the third anniversary of his termination of employment and the original expiration date of such option. In addition, restricted stock units granted during 2003 will accelerate.

     Other Agreements. During 2003, each Named Executive Officer (other than Mr. Silverman) executed a letter agreement amending and clarifying certain terms of their employment with the Company and amending their respective employment agreements. Each letter agreement provided the Company with the officer’s consent to terminate the officer’s existing split dollar life insurance arrangement and provided the Company the right to recoup the policy value, capped the amount of annual bonus that would be considered in calculating an officer’s contractual severance pay (100% of earned base salary), and limited and clarified the types of benefits that would be provided pursuant to a contractual severance event. The Company determined that these amendments were necessary and appropriate and, in connection with the officers’ agreement with these charges, the Company amended its annual bonus program for the Named Executive Officers (other than Mr. Silverman) to increase the bonus target to 200% of earned base salary. The changes to the annual bonus program included a shift to clear, performance-based criteria relating to the officer’s business units, the Company on the whole, capital expenditure efficiency and personal performance measures. The Company views the changes as beneficial to the Company and more in line with stockholder interests.

     Officer Stock Ownership Guidelines. During 2003, the Corporate Governance Committee recommended, and the Board of Directors approved, stock ownership guidelines requiring senior officers of the Company to acquire designated levels of Common Stock over a four year period and hold such Common Stock during all periods thereafter. The value of the Common Stock required to be held relates to a factor of the designated officer’s base salary and position. Effective October 15, 2007 (or, for officers hired subsequent to such date, effective on the fourth anniversary of their hire date), the Chief Executive Officer will be required to hold Common Stock equal to 600% of his or her then current annual rate of base salary; each designated officer reporting to the Chief Executive Officer will be required to hold Common Stock equal to 300% of his or her then current annual rate of base salary; and each designated Corporate Executive Vice President and each Business Unit Chief Executive Officer will be required to hold Common Stock equal to 200% of his or her then current annual rate of base salary.

Other Change of Control and Termination Provisions. In connection with the merger of HFS Incorporated and CUC International Inc., action was taken by the Company to provide that any employee formerly with HFS Incorporated who incurred a golden parachute excise tax under Section 4999 of the Internal Revenue Code, if and to the extent applicable, because of the vesting of options granted prior to such merger, would be reimbursed by the Company for the economic costs incurred by such employee, including a tax gross-up payment to account for any additional golden parachute excise tax incurred by reason of such reimbursement to the Named Executive Officers, if any. In addition, the Company adopted a tax gross up program for a limited number of executive officers, including each Named Executive Officer, which provides for similar excise tax reimbursements in the event a future corporate event causes an excise tax liability. Certain Named Executive Officers also have similar protections under their employment agreements.

Stock Options and Restricted Stock Units. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock plan of the Company will become fully and immediately vested and exercisable, and all restricted stock units will vest, upon the occurrence of a change of control transaction of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is responsible for administering the Company’s executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of executive officers and certain other officers as well as all grants of long term incentive and equity-based compensation awards to all employees.

     Executive Officer Compensation Policy. The Company’s executive officer compensation policies include:

●	aligning the interests of executive officers with the long-term interests of stockholders;

●	providing highly-competitive levels of compensation which are, in large part, conditioned on the attainment of specified performance targets and/or stock price appreciation; and

●	attracting, motivating and retaining the highest level of executive talent for the benefit of stockholders.

     Committee Charter. In an effort to enhance corporate governance and clarify the role of the Compensation Committee with respect to carrying out the foregoing policies, the Board of Directors adopted a Charter of the Compensation Committee (the “Charter”) in February 2003. The Charter provides that the Compensation Committee must consist of directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a Compensation Committee member, as well as independent as defined under various rules and regulations applicable to compensation committees. The Charter expressly provides that the Compensation Committee shall, among other things, evaluate its own performance on an annual basis.

     Access to Senior Management. The members of the Compensation Committee have direct access to appropriate members of senior management, and this access is used for discussions regarding proposed compensation arrangements, plans and policies to assure that decisions regarding executive officer compensation are appropriate. The Compensation Committee believes that its direct access to senior management has improved its effectiveness and has led to the adoption of policies and initiatives which have increased the alignment of key employees and stockholders, including the implementation of performance-based vesting with respect to long term incentive awards discussed below.

     Compensation Levels Generally and Culture. The Compensation Committee recognizes that the compensation levels for the Named Executive Officers are at a level which may be above the averages of the Company’s peer competitors. However, the Committee also recognizes that above-average compensation levels serve the interests of the Company and its stockholders by attracting and retaining the highest caliber of management talent and by promoting a culture of energy, entrepreneurialism, competitiveness and dedication, which in turn facilitates the attainment of annual growth and profitability targets. The Compensation Committee believes that management talent has been and will continue to be a competitive advantage for the Company. The Compensation Committee also acknowledges that senior management tries to maintain and enhance a performance-based culture among its employees, and the Compensation Committee gives appropriate consideration to this strategic policy when performing its duties.

     Employment Agreements. Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each employment agreement separately reflects the terms that the Compensation Committee believed was appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company’s compensation policies. A limited number of other executive officers of the Company are also employed pursuant to employment agreements. Substantially all employment agreements entered into by the Company provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation and confidentiality covenants, for the benefit of the Company. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post employment non-competition covenants from executive officers. During 2004, the Committee engaged a compensation consultant to review the Company’s use of employment agreements. The Committee was comfortable with the results of this review, but also determined to ensure that the future use of employment agreements would be subject to increased scrutiny. In all cases, use of employment agreements would be limited to executive officers, and also in special situations such as to secure the services of key employees who become Company employees in connection with acquisitions, to secure restrictive covenants from key employees who have the ability to become competitive threats to the Company, or to retain key employees during transition periods in connection with their termination of employment so that replacement personnel may transition in an orderly manner. The employment agreements with the Named Executive Officers are described more fully under “Employment Contracts and Termination, Severance and Change of Control Arrangements”.

     Components of Executive Compensation. The material elements of executive compensation arrangements include base salary, annual profit-sharing bonus and long term equity incentive awards.

     Base Salaries. The Compensation Committee is responsible for determining the salary of the Chief Executive Officer and the other senior executive officers, which includes approval of their employment agreements containing the terms of their compensation. Salaries paid to executive officers, other than the Chief Executive Officer, are also reviewed annually by the Chief Executive Officer and the Executive Vice President — Human Resources. The Compensation Committee and such officers assess salary levels based upon the nature of the position and the contribution, experience and tenure of the executive officer and based upon economic factors, peer company data and personal achievements. The salary levels of the Named Executive Officers are subject to the provisions of their respective employment agreements, which are approved by the Compensation Committee. From time to time, the Compensation Committee and the Company perform market research and/or engage compensation consultants to advise on market rates of compensation for similarly situated executive officers. The Compensation Committee considers such advice and surveys in connection with establishing salaries for executive officers. For 2003 and 2004, the Compensation Committee determined to freeze the base salaries of the Named Executive Officers at 2002 levels. For 2005, the Compensation Committee determined to continue this salary freeze.

     Annual Bonus. Mr. Silverman is entitled to an annual performance bonus based upon the terms of his employment agreement. In 2002, Mr. Silverman entered into the Amended Silverman Agreement which provided a bonus formula calculated as 0.60% of the Company’s pre-tax income as defined in the Amended Silverman Agreement, with a limit on the amount of bonus equal to $100,000 per each cent of the Company’s earnings per share. During 2004, Mr. Silverman and the Company agreed to amend Mr. Silverman’s bonus formula in connection with the settlement of a stockholder derivative action. Although the formula described above remains in effect, all amounts above 150% of Mr. Silverman’s earned base salary are subject to the Company’s attainment of specific goals relating to growth in adjusted diluted earnings per share as defined in the Second Amendment. A description of Mr. Silverman’s employment agreement and amendments thereto related to the settlement are described under “Employment Contracts and Termination, Severance and Change of Control Arrangements.”

     Each other Named Executive Officer is entitled to an annual performance bonus based upon the terms of their respective employment agreements, with bonus targets equal to 200% of earned base salary in the applicable fiscal year. Such bonus payments are subject to the approval of the Compensation Committee and based upon the performance of the Company and/or the applicable business units being managed by the officer, as well as such other performance criteria determined by the Company in connection with its overall strategic plans. Performance is measured against pre-established performance goals and the officer’s individual performance subjectively determined by the Chief Executive Officer. The performance goals are adjusted each year to coincide with overall strategy of the Company. With respect to 2004, the Compensation Committee determined to pay additional bonuses primarily because of the outstanding performance by the Company during 2004 and each officer’s increased efforts and responsibilities in executing the strategic realignment plan for the Company in 2004. The implementation of the Company’s strategic realignment plan required each officer to devote significant additional time and effort to such transactions while continuing to execute their day-to-day operational responsibilities. The bonuses paid to the Named Executive Officers for their 2004 performance are set forth under “— Summary Compensation Table.”

     Long Term Equity Incentive Awards. In 2002 and prior years, equity awards were primarily granted in the form of options to purchase shares of Company common stock. Effective January 1, 2003, the Company determined to substantially curtail the issuance of stock options and altered its eligibility policy to reduce the number of employees who received incentive awards. Accordingly, for 2003, long term equity incentive awards were granted substantially in the form of restricted stock units. In 2004, the Company further aligned the interests of employees with stockholders by conditioning the vesting of such awards on the attainment of financial performance goals relating to total shareholder returns referred to as “total unit growth” or “TUG,” rather than using solely time-based vesting. This approach is expected to continue for 2005. The Compensation Committee and senior management view this approach as the most appropriate and effective manner of meeting the critical goal of retaining key management employees while at the same time aligning the interest of employees and stockholders.

     The Compensation Committee administers each of the Company’s stock plans. Grants made in 2004 to the Named Executive Officers, and all other officers and key employees, were approved by the Compensation Committee after discussion with the Executive Vice President, Human Resources, Chief Financial Officer and Chief Executive Officer. Eligibility for stock awards, the number of shares underlying each award and the terms and conditions of each award are determined by the Compensation Committee after input from the Human Resources function, and the senior executive of each division and business unit. From time to time, the Human Resources department and/or the Compensation Committee will engage outside consultants to gain a deeper understanding of competition in local and global labor markets to assure that the grants are competitive and provide appropriate incentive and retention value.

     Although the Prior Silverman Agreement provided Mr. Silverman with a contractual right to annual stock option grants covering two million shares of Common Stock, the Compensation Committee determined to terminate this right when the Amended Silverman Agreement was executed. Mr. Silverman did not receive an equity award in 2002, 2003 or 2004. Mr. Silverman will not receive an equity award in 2005. The Compensation Committee considers it crucial to compensate senior executives with equity incentives; however, in light of Mr. Silverman’s substantial equity interest in the Company, it was determined that Mr. Silverman’s interests were already appropriately aligned with those of the Company’s stockholders and therefore both the Compensation Committee and Mr. Silverman agreed to the elimination of the contractual annual option award.

     Addition information with respect to grants of performance-based restricted stock units in 2004 to the Named Executive Officers is set forth in the “Summary Compensation Table.” Mr. Katz elected to receive a number of performance-vesting stock options in lieu of a receiving additional restricted stock units. Information regarding his performance vesting stock options is set forth in the “Option Grants in 2004 Table.”

     Chief Executive Officer Compensation. The compensation paid to Mr. Silverman during 2004 was based upon the levels set forth in the existing employment agreement between Mr. Silverman and the Company. Mr. Silverman did not receive a base salary increase in 2004 or 2003, notwithstanding his right to an annual increase under his employment agreement. Also, Mr. Silverman did not receive an equity grant in 2002, 2003 or 2004. Mr. Silverman is not expected to receive an increase to base salary or an equity grant during 2005. Mr. Silverman’s annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement (as amended to make a portion of such bonus subject to the attainment of performance goals relating to the growth of the Company’s adjusted diluted earnings per share pursuant to the settlement of a stockholder derivative action).

     Deductibility of Compensation. In accordance with Section 162(m) of the Internal Revenue Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s compensation programs. Accordingly, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers will not be deductible for federal income tax purposes under Section 162(m).

COMPENSATION COMMITTEE

Robert F. Smith (Chair)
Myra J. Biblowit
Sheli Z. Rosenberg

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of Mr. Smith (Chairman) and Mses. Biblowit and Rosenberg, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2004 or before.

Performance Graph

     The following graph assumes $100 invested on December 31, 1999 and compares (a) the yearly percentage change in the Company’s cumulative total stockholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment, during the five years commencing on the last trading day before January 1, 2000, and ending on December 31, 2004, and (B) the difference between the Company’s share price at the end and the beginning of the periods presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor’s 500 Index and (ii) the Standard & Poor’s Diversified Commercial Services Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
 AMONG CENDANT CORPORATION, THE S & P 500 INDEX
AND THE S & P DIVERSIFIED COMMERCIAL SERVICES INDEX

Report of Audit Committee

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

     In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

     In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for fiscal year 2005.

AUDIT COMMITTEE

Pauline D.E. Richards, Chairman
Robert F. Smith
Cheryl D. Mills
Sheli Z. Rosenberg

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS
[PROPOSAL NO. 1]

     The Board of Directors has nominated Messrs. Coleman, Mulroney, Nederlander, Nelson, Pittman and Smith and Mses. Biblowit, Mills, Richards and Rosenberg to be elected at the Meeting to serve as Directors for a one-year term ending at the 2006 annual meeting of stockholders and until their successors are duly elected and qualified. All nominees are currently Directors of the Company. The terms of the remaining Directors expire at the Company’s annual meeting of stockholders to be held in 2006. For certain information regarding each nominee and continuing Directors, see “Board of Directors — Biographical Information for Nominees and Continuing Directors” above.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

     Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meetings, in person or by proxy, and entitled to vote in the election of Directors. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE TEN NOMINEES LISTED ABOVE.

RATIFICATION OF APPOINTMENT OF AUDITORS
[PROPOSAL NO. 2]

     Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s financial statements for 2005. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

     Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2004 and 2003 were as follows:

     Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements, regulatory and statutory audits and agreed-upon procedures were $19.9 million and $14.4 million, respectively.

     Audit-Related Fees. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $9.9 million and $6.9 million, respectively. These fees relate primarily to due diligence pertaining to acquisitions, audits for dispositions of subsidiaries and related registration statements, audits of employee benefit plans and accounting consultation for contemplated transactions for the fiscal years ended December 31, 2004 and December 31, 2003.

     Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $10.4 million and $8.1 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and December 31, 2003.

     All Other Fees. The aggregate fees for services not included above for the fiscal year ended December 31, 2003 were $0.6 million. There were no other fees for the fiscal year ended December 31, 2004. The fees in 2003 relate to services to improve business and operational processes.

     The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to the Company.

     The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

     All services performed by the independent auditor in 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its April 16, 2003 meeting and amended at the October 15, 2003 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

     Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The

Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

     On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

     The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2004 and 2003 under such provision.

     Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

APPROVAL OF THE CENDANT AMENDED AND RESTATED 1999 NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
[PROPOSAL NO. 3]

General

     The Cendant 1999 Non-Employee Directors Deferred Compensation Plan (the “Director Plan”) was adopted and approved by the Board on May 10, 1999. The Director Plan, as amended and restated, was adopted and approved by the Board as of January 22, 2005, subject to approval by stockholders. The Director Plan has been amended and restated in order to (i) comply with recently adopted IRS regulations relating to the deferral of compensation and (ii) increase the number of shares available for issuance thereunder. Accordingly, in order to increase the number of shares available for issuance under the Director Plan, the Director Plan is being submitted to stockholders for approval in accordance with New York Stock Exchange rules.

     If the Director Plan is not approved by stockholders, it will remain in effect, as amended and restated as of January 22, 2005, with respect to previously deferred amounts, except that the number of shares available for issuance under the Director Plan will not exceed 80,000 and no further non-employee director fees will be deferred under the Director Plan. If stockholders approve the Director Plan, the number of shares available for issuance will be increased to 500,000, and additional non-employee director retainer fees earned by non-employee directors will be deferred under the Director Plan in the form of Cendant deferred common stock units, as described below.

     From time to time, Cendant approves the payment of retainer fees to its non-employee directors but requires non-employee directors to defer the receipt of such retainer fees until following their separation from service from the Board of Directors. The purpose of the Director Plan is to align the interests of non-employee directors of Cendant with the interests of Cendant stockholders by requiring and/or permitting non-employee directors to defer such retainer fees in the form of Cendant stock equivalent units. Currently, 50% of all non-employee director retainer fees are required to be deferred pursuant to the Director Plan, and non-employee directors may, but are not required to, defer the remaining 50% of such retainer fees into the Director Plan. Currently, non-employee director fees are paid on a quarterly basis. See “BOARD OF DIRECTORS — Director Compensation.”

     All amounts deferred under the Director Plan are converted into Cendant common stock equivalents, or deferred stock units, which are not actual shares of common stock. Holders of deferred stock units have no rights associated with the ownership of Cendant common stock. Rather, each deferred stock unit represents the right to receive one share of Cendant common stock at the time of distribution.

     Retainer fees (and other fees determined by Cendant to be required and/or permitted to be deferred from time to time) are converted into deferred stock units upon the applicable allocation date. The number of units credited to any non-employee director’s account equals the amount of the fees being deferred, divided by the fair market value per share of Cendant common stock as of the allocation date. Fair market value is the closing price per share of Cendant common stock, or such other reasonable value determined by the Committee. The allocation date is the date the non-employee director would otherwise be paid a retainer or other applicable fee but for the deferral.

     The Director Plan provides that all amounts deferred will not be distributed to non-employee directors until the date which is seven months following their separation from service from the Board of Directors, and that such amounts may not be distributed prior to or following such date under any circumstances. Such distributions will be made in the form of Cendant common stock.

     Currently, each of Cendant’s non-employee directors has deferred retainer fees into the Director Plan.

Description of the Director Plan

     The following summary describes the Director Plan as submitted to stockholders for approval by this Proposal. The summary is qualified in its entirety by reference to the text of the Director Plan, the text of which is set forth in Annex C to this Proxy Statement.

Purpose

     The purpose of the Director Plan is to align the interests of non-employee directors of Cendant with the interests of Cendant stockholders by requiring and/or permitting such directors to defer retainer fees and other applicable fees in the form of Cendant common stock equivalents.

Administration

     The Plan will be administered by the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors determined by the Board of Directors (the “Committee”).

Eligibility

     In accordance with current Company policy regarding the compensation of non-employee directors, each non-employee director of the Company is required to participate in the Director Plan with respect to mandatory deferrals of retainer fees, and is eligible to participate in the Director Plan with respect to elective deferrals of retainer fees and other applicable fees.

Benefits Under the Director Plan

     The Director Plan provides for the deferral of retainer fees (and other applicable fees) determined to be paid to non-employee directors in consideration of their services to the Company from time to time. In accordance with current Company policy regarding the compensation of non-employee directors, a portion of all retainer fees paid to non-employee directors are required to be deferred under the Director Plan, and remaining retainer fees and other applicable fees may, upon election, be deferred under the Director Plan. All fees deferred into the Director Plan are converted into Cendant common stock equivalents, or deferred stock units, which are not actual shares. Each deferred stock unit represents the right to receive one share of Cendant common stock at the time of distribution. Amounts deferred under the Director Plan are converted into deferred stock units upon the applicable allocation date. The number of units credited to the non-employee director’s account equals the amount of the fees being deferred, divided by the fair market value per share of Cendant common stock as of the allocation date. The allocation date is the date the non-employee director would otherwise be paid a retainer or other applicable fee but for the deferral.

Dividends

     In the event of a dividend or distribution paid in respect of Company common stock, each non-employee director will be credited with a number of additional deferred stock units equal to the per share amount of the dividend or distribution, multiplied by the number of deferred stock units held as of the record date for such dividend or distribution, divided by the fair market value of a share of Cendant common stock on the payment date of such dividend or distribution. Such additional units will be credited at the next allocation date following the record date.

Rights Attaching to the Shares

     Non-employee directors will not have any rights as a stockholder with respect to deferred stock units.

New Plan Benefits

     Benefits under the Director Plan are not determinable because the Director Plan only provides for deferral opportunities, and actual non-employee director fees are determined by the Corporate Governance Committee and the Board. The Company’s non-employee directors are required to defer at least a portion of their fees into deferred stock units under the Director Plan, as described under “BOARD OF DIRECTORS — Director Compensation.”

Income Tax Consequences

     The following discussion addresses only the general Income Tax consequences of awards made under the Director Plan. It is not intended as tax advice to participants under the Director Plan, who should consult their own tax advisors.

     Non-employee directors will not incur taxable income (and the Company will not be entitled to any tax deduction) in respect of retainer fees that are validly deferred into the Director Plan. Upon the distribution of actual shares of Cendant common stock following separation from service as a director of the Company, the non-employee director will incur ordinary income (and the Company will be entitled to a tax deduction) equal to the fair market value of the distributed shares.

Approval of the Plan

     Approval of the Director Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

APPROVAL OF THE CENDANT 2005 UK SHARE INCENTIVE PLAN
(EMPLOYEE STOCK PURCHASE PLAN)
[PROPOSAL NO. 4]

General

     The Cendant 2005 UK Share Incentive Plan (Employee Stock Purchase Plan) (“the Plan”) was adopted by the Board on January 22, 2005, subject to approval by stockholders. The Plan is designed to encourage the purchase of shares of Common Stock by eligible participants, which will give them a continuing stake in Cendant. The Plan is being submitted to stockholders for approval in accordance with New York Stock Exchange rules. If the Plan is not approved by the stockholders, it will not be implemented and no shares of Common Stock will be issued thereunder. Subject to stockholder approval, a maximum of 500,000 shares of Common Stock will be available for issuance under the Plan.

     Participation in this United Kingdom (“UK”) Inland Revenue approved plan will be offered to employees of Cendant’s UK companies and has been designed to provide comparable tax benefits to UK resident taxpayer employees as those offered to US taxpayer employees participating in Cendant’s 1998 Employee Stock Purchase Plan. The Plan is intended to comply with the requirements of the UK Inland Revenue and to assure the participants of the UK tax advantages provided thereby (and described below in the section entitled “UK income tax consequences”).

     Pursuant to the Plan, each eligible employee will be permitted to purchase Common Stock at fair market value (“Partnership Shares”) through regular payroll deductions on a monthly basis from their gross pay, saving income tax and social security contributions. The payroll deductions shall not exceed £1,500 in any tax year, or 10% of the participant’s salary if lower. In addition, additional stock (“Matching Shares”) will be provided to participants dependant upon the number of Partnership Shares granted. Matching Shares will be provided in the ratio of 3 Matching Shares for each 17 Partnership Shares purchased. Cendant may also direct that any cash dividend in respect of Plan shares held on behalf of Participants may be applied in acquiring further Plan shares on their behalf (“Dividend Shares”).

     Cendant estimates that there are approximately 2,600 employees who may be eligible to participate in the Plan.

     The text of the Plan is set forth in Annex D to this Proxy Statement, and the description of the Plan set forth herein is qualified in its entirety by reference to the text of the Plan.

Description of the Plan

     The following summary describes the Plan which is submitted to stockholders for approval by this Proposal.

Purpose

     The purpose of the Share Incentive Plan is to align employee and stockholder long-term interests by facilitating the purchase of Common Stock by employees to give them a continuing stake in the Cendant. The Plan will comply with the requirements of the UK Inland Revenue to obtain for participants the tax advantages provided thereby (described below in the section entitled “UK income tax consequences”).

Administration

     The Plan will be administered by the Compensation Committee, which is comprised solely of non-employee directors who are not eligible to participate in the Plan.

Eligibility

     Subject to certain procedural requirements, all current employees of Cendant’s UK companies are eligible to participate. All participants must also be UK resident taxpayers.

Operation of the Share Incentive Plan

     The Plan Rules provide for four types of arrangement: Partnership Shares, Matching Shares, Dividend Shares and Free Shares.

     Each of these terms is explained further below, other than Free Shares which will not be offered by Cendant under the Plan.

   Partnership Shares

     Pursuant to the Plan, each eligible employee will be permitted to purchase Shares at market value through regular payroll deductions on a monthly basis from their gross pay, saving income tax and social security contributions. The participant must enter into an agreement with Cendant (a “Partnership Share Agreement”) with terms agreed to in advance with the UK Inland Revenue.

     The payroll deductions shall not exceed £1,500 in any tax year, or 10% of the participant’s salary if lower. The minimum amount to be deducted under the Partnership Share Agreement in any month is £10.

     Partnership Shares may be withdrawn from the Plan at any time, although they must be held in Trust for at least five years from the date of award in order to be fully exempt from UK income tax and social security contributions.

     The number of Shares awarded to each employee shall be determined in accordance with the Market Value on that date, using the NYSE stock price and the $US:£GB exchange rate on the Acquisition Date.

   Matching Shares

     The Participant will receive an additional 3 Matching Shares for every 17 Partnership Shares purchased. Cendant may vary this ratio at any time, but may not exceed 2 Matching Shares for every Partnership Share.

     The Matching Shares are forfeited if the Participant withdraws the Partnership Shares in respect of which the Matching Shares were awarded within one year of the date of award or ceases employment (unless he/she qualifies as a “good leaver” in accordance with the Rules of the Plan).

     Matching Shares cannot be withdrawn until 3 years after the award date. In order to be exempt from UK income tax and social security contributions, they must be held in Trust for at least five years.

   Dividend Shares

     Cendant may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf. The amount applied by Trustees in acquiring Dividend Shares shall not exceed £1,500 in each Tax Year, or any other limit as amended by legislation from time to time.

     Dividend Shares must be held in Trust for at least three years from the date of award in order to be exempt from UK income tax and social security contributions. They may be withdrawn by a participant during this period, but will be subject to UK income tax and social security contributions on the value upon withdrawal.

Rights Attaching to the Shares

     All stock under the Plan, whether Partnership, Matching or Dividend Shares, will be Cendant Common Stock. While stock is held in the Plan Trust, participants will be entitled to exercise voting rights and tender rights.

     Participants are entitled to receive dividends on all Shares held under the Plan and such dividends will be reinvested into Dividend Shares (see above).

Alteration of the Plan

     Cendant may with the Trustees’ written consent from time to time amend the Plan, although no key feature may be amended without submitting the Plan for re-approval by the UK Inland Revenue.

New Plan Benefits

     Benefits under the Plan are not determinable because they depend on the elections of the Plan participants.

UK Income Tax Consequences

     The following discussion addresses only the general UK Income Tax consequences of awards made under the Plan. It is not intended as tax advice to participants under the Plan, who should consult their own tax advisors.

     The Plan is intended to qualify as a “Share Incentive Plan” as defined in Schedule 2 of the UK Income Tax (Earnings and Pensions) Act of 2003. Assuming such qualification, a participant will not recognize any taxable income in the UK as a result of participating in the Plan, other than as described below.

     Partnership Shares must be held in Trust for at least five years from the date of award in order to be fully exempt from UK income tax and social security contributions. They may be withdrawn by a participant within three years, but will be subject to UK income tax and social security contributions on their full value at that time. If they are withdrawn by a participant after three years but before five years, the participant will pay income tax and social security contributions on the lower of the amount paid to purchase them and the value when they are withdrawn.

     Matching Shares cannot be withdrawn until 3 years after the award date. In order to be exempt from UK income tax and social security contributions, they must be held in Trust for at least five years.

     Dividend Shares must be held in Trust for at least three years from the date of award in order to be exempt from UK income tax and social security contributions. They may be withdrawn by a participant during this period, but will be subject to UK income tax and social security contributions on the value upon withdrawal.

     If Shares are sold immediately after withdrawal, they will not be subject to a Capital Gains charge in the UK. If they are sold at a later date, the value on the date of sale less the value on the date of transfer will be subject to UK Capital Gains Tax. There is an annual personal Capital Gains Tax exemption in the UK (£8,200 for the tax year 2004/05).

Approval of the Plan

     Approval of the Plan will require the affirmative vote of a majority of the shares of Common Stock be present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSAL
[PROPOSAL NO. 5]

     The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, Wisconsin 53233, owner of approximately 3,200 shares of the Company’s common stock, has given notice of its intention to present the following resolution at the 2005 Annual Meeting. CHRISTUS Health, 2600 North Loop West, Houston, Texas 77092 and Congregation of the Sisters of St. Joseph, Mount Saint Joseph Convent, 9701 Germantown Avenue, Philadelphia, PA 19118, have indicated their intention to co-sponsor this proposal.

“CENDANT — COMPETITIVE PAY

     RESOLVED: The shareholders urge the Board of Directors:

●
To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

●
In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

●
In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

     This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

     “Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

     “Non Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

Supporting Statement:

     Our resolution is based on these premises:

     1. Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

     2. Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and

     3. Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

     Our resolution would introduce an internal foundation for CEO compensation — the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

     Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

     At Cendant, CEO Compensation was 40.1, 14.8, and 22.9 million dollars in 2001, 2002, and 2003. The 25.9 million-dollar average is 1,015 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). In their 2004 analyses of executive pay versus shareholder return, Business Week gave the CEO its worst rating (http://www.businessweek.com/pdfs/2004/0416) execpay.pdf), and Forbes gave the CEO a grade of D (http://www.forbes.com/lists/2004/04/21/04ceoland.html).”

Board Of Directors’ Position

     The Board of Directors recommends a vote “AGAINST” the above proposal. The Board believes that adoption of this proposal would severely limit the Company’s ability to attract, motivate and retain the best leadership talent in today’s competitive environment and in the future by capping the compensation that may be paid to the Chief Executive Officer. The Company must be able to offer integrated compensation programs that pay competitively and consistently with comparable companies, align executive compensation with stockholder interest and link total compensation to Company and individual performance.

     The proposal would limit the Chief Executive Officer’s compensation based on an arbitrary and formalistic mathematical formula that does not take into account the complex factors and analysis that must be considered in determining the appropriate compensation of a Chief Executive Officer. Such factors and analysis considered in arriving at a compensation amount include financial and other business goals of the Company, as well as individual contributions and performance. The Compensation Committee of the Board of Directors, which is composed entirely of independent, non-employee directors, recognizes its responsibility to recommend executive compensation decisions that are in the best interest of the Company and the long-term interests of the Company’s stockholders. The Compensation Committee agrees that executive compensation must be carefully evaluated, and the Compensation Committee thoroughly examines and approves all compensation arrangements relating to the Named Executive Officers, including those of its Chief Executive Officer.

     In entering into the amended and restated employment agreement with the current Chief Executive Officer (described more fully in the Compensation Committee Report on Executive Compensation contained in this proxy statement), the Compensation Committee and the Board devoted significant time and effort to assess the performance of the Chief Executive Officer, and considered the Company’s goals and objectives, performance and relative stockholder return, the value of similar incentive awards to executive officers at comparable companies and awards made to the Chief Executive Officer in prior years in formulating the appropriate compensation terms of the Chief Executive Officer. Such employment agreement includes, among other things, a limit on the Chief Executive Officer’s bonus such that the bonus shall not exceed 150% of base salary unless the Company meets or exceeds earnings growth targets to more closely align the Chief Executive Officer’s compensation with the interests of stockholders. In addition, the Chief Executive Officer did not receive a base salary increase notwithstanding his right to an annual increase under his employment agreement during 2003 or 2004 and did not receive an equity grant in 2002, 2003 or 2004. As is evident by the foregoing, the Board and the Compensation Committee exercise their fiduciary duties in the compensation area by continually examining the compensation of the Chief Executive Officer and making appropriate adjustments from time to time consistent with these duties.

     The Board believes that it is ultimately in our stockholders’ best interest that this process not be subject to the limitations set forth in the proposed resolution. The proponent’s arbitrary and formalistic pay cap proposal would restrict the Compensation Committee’s role in engaging in the complex analysis necessary to determine appropriate compensation levels for the Company’s Chief Executive Officer and remove from the Board and the Compensation Committee the flexibility to recognize significant accomplishments of an individual that may be critical to ensuring the long-term success of the Company. The proponent’s limitation on the amount of compensation to be paid to the Company’s Chief Executive Officer would deprive the Company of needed flexibility in designing effective incentives to retain and properly incentivize the Chief Executive Officer. Under the current employment agreement with the Chief Executive Officer, the Compensation Committee negotiated the elimination of the Chief Executive

Officer’s right to receive an annual award of stock options or other equity incentive awards, and such grant now is in the discretion of the Compensation Committee. The elimination of the Chief Executive Officer’s right to receive options annually resulted in a significant decline in his overall compensation. The Board believes that the elimination of such right in the current employment agreement demonstrates that the Board and the Company’s management are continually evaluating and taking appropriate action with respect to executive compensation without the need for an arbitrary and formalistic mathematical formula to determine executive compensation levels.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSAL
[PROPOSAL NO. 6]

     The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275, owner of approximately 36,800 shares of the Company’s common stock, has given notice of its intention to present the following resolution at the 2005 Annual Meeting.

     “RESOLVED: that the shareholders of Cendant Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

     In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

     We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

     For those reasons, we urge shareholders to vote for this proposal.”

Board of Directors’ Position

     The Board of Directors recommends a vote “AGAINST” the above proposal. The Board does not believe that this proposal would enhance stockholder value and be in the best interests of the Company’s stockholders. To the contrary, the Board believes this proposal could hinder the Company’s flexibility to attract, motivate and retain the best leadership talent in today’s competitive environment and in the future.

     Despite the Board’s opposition to this proposal, the Board does believe that any severance agreement exceeding 2.99 times the sum of an executive’s base salary plus bonus should only be used sparingly and only under extraordinary circumstances. As a result, in 2002, the Board adopted a policy that the Company would not enter into any future severance arrangements with any of its executive officers that provides a severance benefit exceeding 2.99 times such employee’s base salary plus target bonus unless extraordinary circumstances exist and the arrangement is approved by the Company’s non-management directors. Extraordinary circumstances exist only if the Company determines, that it is necessary to exceed the threshold to obtain the services of an executive officer and when the benefits to the Company of obtaining such individual’s services outweigh the potential harm to stockholders of exceeding the threshold.

     As a general matter, the Board of Directors, through its Compensation Committee, oversees compensation matters for the Company’s executive officers. The Board and the Compensation Committee exercise their fiduciary duties and oversight responsibilities in implementing compensation and severance arrangements that, in their view, are appropriate. The Compensation Committee, which is composed entirely of independent, non-employee directors, recognizes its responsibility to recommend executive compensation decisions that are in the best interest of the Company and the long-term interests of the Company’s stockholders. The Compensation Committee has considered the advisability of using severance arrangements and determined that, under certain circumstances, they are in the best interests of the Company and its stockholders insofar as, among other reasons, they allow the Company to achieve its desired goals of retaining the best possible executive talent. The Board believes that it is ultimately in the stockholders’ best interests that the responsibility for this ongoing process continue to be vested in the Compensation Committee and the non-management Directors rather than being preempted and inhibited by the limitations such as those reflected in this proposal.

     The Board and the Compensation Committee believe that the use of employment and severance agreements for a limited group of key executives is reasonable, appropriate and necessary. Such severance agreements are intended to ensure that the affected individuals are free from personal distractions in the context of a potential change of control, when the Board needs the objective assessment and advice of these executives to determine whether a bid is in the best interests of the Company and its stockholders. The agreements also are designed to attract and retain highly qualified executives and to motivate executives to maximize stockholder returns. Importantly, in exchange for an agreement to provide severance, the Company obtains valuable covenants to protect the Company such as non-competition and non-solicitation covenants from the executive. The number and type of agreements that the Company has with its executives are consistent with industry practice.

     Finally, implementation of this proposal would be costly and disruptive for the Company. The adoption of the proposal would require the Company to either incur significant expense in calling a special stockholders’ meeting for the sole purpose of voting on this type of agreement or delay finalizing such an agreement until after its approval at the annual meeting of stockholders, harming the Company’s ability to recruit executive talent. This proposal suggests that stockholder approval for future severance agreements could be obtained after the material terms were agreed upon. The Board believes this is impractical and counterproductive. This proposal would place the Company at a competitive disadvantage in recruiting and retaining executive talent because severance agreements offered by the Company would be uncertain and therefore less valuable than competing offers provided by other companies, whose arrangements would be provided with final terms. The Board believes that it is in the best interest of the Company’s stockholders to provide the Board and the Compensation Committee the ability to make decisions with respect to severance arrangements and that the rigid and arbitrary limitations proposed are not necessary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler). Paul, Hastings represented the Company in certain matters in 2004. It is expected that Paul, Hastings will continue to represent the Company in connection with certain matters from time to time in the future.

     Mr. Edelman is also a partner in Chartwell Hotels Associates (“Chartwell Hotels”). Chartwell Hotels currently owns an interest in 4 hotel properties franchised by wholly owned subsidiaries of the Company. During 2004, such hotel properties generated aggregate royalties of approximately $258,000 for the Company. In addition, Chartwell Hotels contributed marketing fund revenues of approximately $293,000 to the Company, which are required to be spent by the Company for marketing and reservation activities.

     Mr. Mulroney is a Senior Partner of Ogilvy Renault, a Montreal-based law firm. Ogilvy Renault represented the Company in certain matters in 2004. It is expected that Ogilvy Renault will continue to represent the Company in connection with certain matters from time to time in the future. Mr. Mulroney does not receive compensation for the services provided by Ogilvy Renault to the Company, and amounts paid by the Company to Ogilvy Renault in 2004 constituted less than 1% of Ogilvy Renault’s gross revenues for such year.

     Certain affiliates of Barclays Global Investors, N.A. (collectively, “Barclays”), an 8.28% stockholder, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to Barclays by the Company and its subsidiaries in 2004 were approximately $5.8 million.

     Certain affiliates of Goldman Sachs Asset Management, L.P. (collectively, “Goldman”), a 5.43% stockholder, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to Goldman by the Company and its subsidiaries in 2004 were approximately $21.0 million.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2004.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting of stockholders if they are received by the Company on or before November 1, 2005. Any proposal should be directed to the attention of the Corporate Secretary, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days nor more than ninety (90) days before the 2006 annual meeting of stockholders; provided, however, in the event that less than seventy

(70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, a proposal by the stockholders to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ADDITIONAL INFORMATION

     Shareholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

     If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.

     Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by Directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. It is estimated that the fee for Georgeson Shareholder Communications will be approximately $13,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

     Electronic Access to Proxy Statement and Annual Report. This proxy statement and our 2004 annual report may be viewed online at www.cendant.com. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card, by following the instructions provided if you vote via the Internet or by telephone or by enrolling through our transfer agent’s website at www.melloninvestor.com. If you choose this option, you will receive a proxy form in mid-March listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Cendant stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

ERIC J. BOCK
Secretary

Dated: March 1, 2005

ANNEX A

CENDANT CORPORATION
DIRECTOR INDEPENDENCE CRITERIA

     A director who satisfies all of the following criteria shall be presumed to be independent.

●
Cendant does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

●
The director is not currently, and has not within the last three years been, employed by Cendant’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Cendant’s business).

●
Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Cendant serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

●
The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Cendant for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

●	The director currently does not have, or had within the past three years, a personal services contract with Cendant, its Chairman and Chief Executive Officer or other executive officer.

●
The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Cendant (other than Cendant Board of Director fees).

●
The director is not currently an officer or director of a foundation, university or other non-profit organization to which Cendant within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

     For purposes of establishing director independence:

     (i) a director is an “affiliate” of Cendant or its subsidiaries if such director serves as a director, executive officer, partner, member, principal or designee of an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, Cendant or its subsidiaries;

     (ii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home;

     (iii) “executive officer” means Cendant’s president, principal financial officer, principal accounting officer, any vice president of Cendant in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions for Cendant; and

     (iv) references to “Cendant” in the foregoing criteria shall be deemed to include Cendant Corporation and any subsidiary in a consolidated group with Cendant Corporation.

     The Cendant Board will annually review all commercial and charitable relationships of directors. Whether directors meet these categorical independence criteria will be reviewed and will be made public annually prior to their standing for re-election to the Cendant Board.

A-1

ANNEX B

AUDIT COMMITTEE CHARTER

I.   Purpose of Audit Committee

     The purpose of the Audit Committee, which is part of the Board, shall be (a) to assist the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function, (iv) the Company’s compliance with legal and regulatory requirements, and (v) the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting, and (b) to prepare a report for inclusion in the Company’s annual proxy statement, in accordance with applicable law, regulation and listing standards.

II.   Composition of Audit Committee

     The Audit Committee shall consist of not less than four members. Each member of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating/Corporate Governance Committee and shall satisfy the independence and expertise requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the “Act”) as appropriate, including the rules and regulations promulgated by the Securities and Exchange Commission. To ensure that each Audit Committee member can devote the appropriate time to their oversight role, each member is limited to serving simultaneously on the audit committees of no more than three public companies.

     Vacancies on the Audit Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. The members of the Audit Committee may be removed by a majority vote of the Board.

III.   Authority and Responsibilities of Audit Committee

     The following are the responsibilities of the Audit Committee:

  A.   Independent Auditor

●	Appoint, compensate and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report.

●	Adopt and ensure compliance with a pre-approval policy with respect to services provided by the independent auditor.

●
The independent auditor shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise.

●
Review and, in its sole discretion, approve in advance the services and terms of all audit and, as provided in the Act, all permitted non-audit services and relationships between the Company and the independent auditor. Approval of audit and permitted non-audit services may also be made by one or more members of the Audit Committee as shall be designated by the Audit Committee/the chairperson of the Audit Committee, provided that such designee report their approval to the Audit Committee at the next scheduled meeting.

●
At least annually, obtain and review a report by the independent auditor describing: (a) all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1: (b) material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities within the five preceding years, respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues; and (c) the independent auditor’s internal quality-control procedures.

●
Discuss the foregoing report by the independent auditor to the extent it discloses any material issues, relationships or services that may impact the performance, objectivity or independence of the outside auditor, including the matters required to be discussed by Statement on Auditing Standards No. 61, and take, or recommend that the full board take, appropriate actions to oversee the independence of the outside auditor.

●
Evaluate with the assistance of the Company’s management, the qualifications, performance and independence of the independent auditor, including the lead partner of the independent auditor and, if so determined by the Audit Committee, terminate the Company’s engagement of the independent auditor. Ensure that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.

●	Establish clear hiring policies, compliant with governing laws or regulations for employees or former employees of the independent auditor.

     The Audit Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditor to the Board.

  B.   Financial Reporting, Accounting Policies and Internal Control

●
Review the annual audited and quarterly financial statements with the Company’s management, its Disclosure Committee and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certification as required by the Act.

●
Receive and review: (1) any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC and (2) management’s report and the auditor’s attestation related to the effectiveness of internal control over financial reporting. Discuss with management and the auditor:

●
a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and

●	b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

●
Discuss the Company’s earnings press releases, including review of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies. This review may be done generally through a discussion of the types of information to be disclosed and type of presentations to be made, and the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

●
Review analyses setting forth-significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

●
Review major issues regarding the Company’s significant accounting principles and financial statement presentations and any changes in the selection or application of accounting principles; major issues regarding the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies. Consider the impact of acceptable alternative accounting principles that are communicated by the independent auditor, internal auditors or the Company’s management.

●	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

●
Discuss the Company’s policies with respect to risk assessment and risk management; including the Company’s major financial accounting and risk exposures and the steps management has undertaken to control them.

●	Make a recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

●	Submit the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

  C.   Audit Process of the Independent Auditor

●	Meet with the independent auditor prior to their commencing the audit to review the scope (i.e. nature of work performed by entity), planning and staffing of the audit.

●
Discuss with the independent auditor the matters required to be discussed under SAS 61, as amended by SAS 84 and SAS 90. Review with the independent auditor any problems or difficulties and management’s response; and hold timely discussions with the independent auditors regarding the following:

●	All critical accounting policies and practices;

●
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

●	Other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

  D.   Internal Audit Function

●
Review and advise on the appointment and replacement of the head of the internal Corporate Audit Staff, the adequacy and qualifications of the internal Corporate Audit Staff and the responsibilities and budget of the Company’s internal audit function.

●	Review, periodically, with the independent auditor, the budget, staffing and responsibilities of the internal audit function.

●	Review activities, organization structure and qualifications of the Company’s internal audit function.

●	Annually, review and recommend changes (if any) to the internal audit charter.

●	Review any significant reports or summaries thereof to the Company’s management prepared by the internal Corporate Audit Staff and the responses of the Company’s management.

●	Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the internal audit function’s work.

  E.   Legal and Ethical Conduct Matters

●
Review with the Company’s General Counsel and management, legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

●
Recommend, review and update periodically a Code of Business Conduct and Ethics and determine that management has established a system to enforce this Code. Determine whether the Code is in compliance with all applicable rules and regulations.

●
Review management’s monitoring of the Company’s compliance with the organization’s Code of Business Conduct and Ethics, and determine that management has the proper review system in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public, satisfy legal requirements.

●	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

●	Establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  F.   Evaluation

●	On an annual basis, the Audit Committee shall evaluate and discuss its performance relative to the Audit Committee’s purpose, duties and responsibilities, as described by this Charter.

●	The Audit Committee shall review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

IV.   Meetings of the Audit Committee

     The Audit Committee shall meet at least six times per year, or more frequently as circumstances require.

     The Audit Committee shall report regularly to the Board regarding the execution of its duties and responsibilities, at a minimum, after each scheduled meeting of the Audit Committee, and shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board of Directors of the Company.

     The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

     Periodically, the Audit Committee shall meet with the Company’s management, members of the Company’s internal Corporate Audit Staff and with the independent auditor in separate sessions.

V.   Resources of the Audit Committee

     The Audit Committee shall have the authority to retain and compensate legal, accounting or other advisors to advise the Audit Committee and assist it in fulfilling its duties and responsibilities. The Audit Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee.

VI.   Other

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are materially accurate and in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management and the independent auditor.

ANNEX C

CENDANT CORPORATION
1999 NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 22, 2005

     1. Purpose. The purpose of the Cendant Corporation 1999 Non-Employee Directors Deferred Compensation Plan (the “Plan”) is to align the interests of non-employee directors of Cendant Corporation (“Cendant”) with the interests of Cendant stockholders by requiring and/or permitting such directors to defer certain of their fees received for providing services to Cendant in the form of Cendant stock equivalents.

     2. Eligibility. Directors of Cendant who are not also employees of Cendant (“Directors”) are (i) with respect to elective deferrals, eligible to participate in the Plan (subject to their irrevocable election to defer receipt of eligible compensation) and (ii) with respect to required deferrals, required to participate in the Plan.

     3. Administration. The Plan will be administered by the Compensation Committee of the Board of Directors of Cendant, or such other committee of the Board of Directors designated by the Board of Directors from time to time (the “Committee”).

     4. Deferral of Compensation. Subject to such rules, regulations and procedures that Cendant may establish from time to time, and subject to the execution by a Director of a valid deferral election, Directors may elect to defer all, but not less than all, of their annual retainer fees, as well as such other fees and payments determined by the Board of Directors or the Committee to be either mandatory or eligible for deferral from time to time (collectively, “Fees”) into the Plan. All Fees deferred into the Plan will be converted into a number of Cendant Share Units. The number of Cendant Share Units allocated to a Director’s account will equal the amount of Fees deferred into the Plan as of any given date (an “Allocation Date”), divided by the fair market value of Cendant common stock, par value $0.01 per share (“Cendant Stock”) as of the Allocation Date. For purposes of the Plan, fair market value shall equal the closing price per share of Cendant Stock as of the applicable Allocation Date, or such other reasonable formula determined by the Committee. An Allocation Date will occur on each date upon which any Director would otherwise become entitled to receive all or any portion of any Fee, or as otherwise determined by the Committee. Each Cendant Share Unit will be the equivalent of one share of Cendant Stock.

     5. Election. With respect to elective deferrals, in order to participate in the Plan, a Director must complete a deferral election in such form, and at such time, as determined by Cendant in its sole discretion, but in accordance with IRS regulations applicable to the deferral of income. Once an election is made, it may not be revoked; provided, however, that a Director may, no later than sixty (60) days prior to the beginning of any calendar year, revoke an election to the extent applicable to such calendar year. No deferral election form is required with respect to Fees which are required to be deferred into the Plan.

     6. Dividends. Additional Cendant Share Units will be credited to a Director’s account in respect of cash dividends and/or special dividends and distributions, if any, on Cendant Stock, based on the number of Cendant Share Units credited to such Director’s account as of the record date for such dividend or distribution. Such additional units shall be credited on the next Allocation Date following the payment date for such dividend or distribution. The number of Cendant Share Units to be so credited shall be equal to the quotient obtained by dividing (A) the product of (i) the number of Cendant Share Units credited to such account on the dividend or distribution record date and (ii) the dividend (or distribution value as determined by the Committee in its sole discretion) per share of Cendant Stock, by (B) the closing price of a share of Cendant Stock as of such dividend payment date or distribution date.

C-1

     7. Adjustments. If at any time the number of shares of Cendant Stock is increased or decreased as the result of any stock dividend or distribution, stock split, combination or reclassification of shares or any similar transaction, the number of Cendant Share Units in a Director’s account will be equitably adjusted, as determined by the Committee in its sole discretion, to the extent necessary to preserve, but not increase, the value of each Director’s account.

     8. Vesting. Each Director will be fully and immediately vested in his or her account under the Plan.

     9. Distribution of Deferred Compensation . Each Director (or his or her beneficiary) will receive a distribution of his or her account (including units deferred prior to the date of any amendment to the Plan), in the form of shares of Cendant Stock, on the date which is seven months immediately following the date upon which such Director is no longer a member of Cendant’s Board of Directors for any reason. Distributions shall not occur prior to or following such date under any circumstances. The number of shares of Cendant Stock payable to a Director upon distribution will equal the number of Cendant Share Units held in such Director’s account as of the date of such distribution.

     10. Authorized Shares. Subject to the approval of the stockholders of the Cendant, a total of 500,000 shares of Cendant Stock shall be authorized and available to be issued under the Plan. In the absence of such approval, a total of 80,000 shares of Cendant Stock shall be authorized and available to be issued under the Plan.

     11. Successors in Interest. The obligations of Cendant under the Plan shall be binding upon any successor or successors of Cendant, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to Cendant shall be deemed to include any such successor or successors. The right of Directors or that of any other person, to the payment of deferred compensation or other benefits under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

     10. Miscellaneous. A Director shall have only the interest of an unsecured general creditor of Cendant in respect of Cendant Share Units allocated to his or her account. All amounts deferred under the Plan shall remain the sole property of Cendant, subject to the claims of its general creditors and available for Cendant’s use until actually distributed to the Director. With respect to amounts deferred under the Plan, the obligation of Cendant hereunder is purely contractual and shall not be funded or secured in any way. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The distribution of deferred amounts under the Plan to Directors shall be subject to applicable withholding taxes.

     11. Governing Laws. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey.

     12. Termination and Amendment of the Plan. The Board of Directors of Cendant may terminate this Plan at any time. The Board of Directors of Cendant may, without the consent of any Director or beneficiary, amend the Plan at any time and from time to time; provided, however, that no such amendment shall adversely affect the rights of any such Director or beneficiary with respect to amounts previously deferred under the Plan (as determined by the Committee in its sole discretion).

     13. Interpretation. Cendant intends that transactions under this Plan will be exempt under amended Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by Cendant.

C-2

ANNEX D

TRUST DEED AND RULES

of the

CENDANT 2005 UK SHARE INCENTIVE PLAN

(EMPLOYEE STOCK PURCHASE PLAN)

DATED
January 22, 2005

APPROVED BY THE
INLAND REVENUE ON
                    2005

under reference

TRUST DEED

THIS TRUST DEED is made the                day of                2005

BETWEEN

(1)	Cendant Corporation (a corporation registered in the State of Delaware) whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle

(2)	the Participating Companies listed in Appendix 2 to this Deed;

(3)	Yorkshire Building Society whose principal office is at Yorkshire House, Yorkshire Drive, Bradford, West Yorkshire, BD5 8LJ (“the Trustees’)

together the “Original Parties’

WHEREAS

(A)	Cendant wishes to establish an employee share ownership plan approved in accordance with the provisions of Schedule 2 to ITEPA.

(B)
The Plan shall constitute an employees’ share scheme as that term is defined in section 743 of the Companies Act 1985 for the provision by Cendant of funds for the acquisition by the Trustees of Shares or any shares representing the same.

(C)	Cendant has accordingly adopted the Plan by Board .Meeting held on Iinsert dateJ.

(D)	The Trustees have agreed to be the first trustees of the Plan.

NOW THIS DEED WITNESSETH as follows:

1.	DEFINITIONS AND INTERPRETATION

The words and expressions used in this Deed shall where the context permits, have the meaning set out in Rule 1 to Schedule 1 to this Deed.

2.	OBJECT OF THE TRUST

The purpose of this Deed is to establish a trust for the Plan that satisfies Schedule 2 to ITEPA.

3.	THE PLAN

The Plan consists of this Deed and the attached Schedules and Appendices. The definitions in the Rules apply to this Deed. Cendant from time to time determines which of parts A to D of the Rules shall have effect.

4.	DECLARATION OF TRUST

Cendant and the Trustees have agreed that all the Shares and other assets that are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by Cendant with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Unawarded Shares to allocate those Shares in accordance with the terms of this Deed and the Rules,

(b)	as to Shares which have been awarded to a Participant upon trust for the benefit of that Participant on the terms and conditions set out in the Rules,

(c)
as to Partnership Share Money upon trust to acquire Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules or to appropriate Unawarded Shares to such Qualifying Employee, and

(d)
as to Surplus Assets upon trust to use them to acquire further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of eighty years from the date of this Deed.

5.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

6.	INFORMATION

The Trustees shall be entitled to rely without further enquiry on all information supplied to them by any Participating Company for the purposes of the Plan and any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or any Participant.

7.	RESIDENCE OF TRUSTEES

At all times the Trustees shall be a body of persons resident in the UK pursuant to paragraph 71(1) of Schedule 2. Cendant shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

8.	CHANGE OF TRUSTEES

Cendant has the power to appoint or remove any Trustee for any reason. Cendant shall execute a deed to effect the change of Trustee. Any Trustee may resign on one month’s notice given in writing to Cendant, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement. If the retiring Trustee is a sole corporate trustee the Trustee may appoint a successor as Trustee if the Company does not itself do so before the date of such retirement. The Trustee shall not be responsible for any costs arising as a result of its retirement but shall do all things necessary to give proper effect to its retirement.

9.	INVESTMENT AND DEALING WITH TRUST ASSETS

(a)	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

(b)
The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action.

(c)	Cendant and the Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(i)	a person falling within section 840A(1)(b) of ICTA 1988;

(ii)	a building society; or

(iii)	an institution falling within section 840A(1)(c) of ICTA 1988,

until it is either used to acquire Partnership Shares (or appropriate Unawarded Shares) on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

(d)	The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted.

(e)
Any Trustee which is a bank or building society shall, notwithstanding any benefit which may accrue to it as a result, itself be entitled to hold Partnership Share Money in a designated account in its capacity as a bank or building society and not be obliged to pay any interest on such account nor to account for any resultant profit.

(f)	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

(g)	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

(h)	The Trustees shall be under no duty to invest Surplus Assets.

(i)
The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan or Unawarded Shares.

(j)
The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or Schedule 2.

(k)	The Trustees may at any time, and shall if Cendant so directs, revoke any delegation made under Clause 23 or require any Plan assets held by another person to be returned to the Trustees, or both.

(l)
The Trustees may place the documents of title to any securities for the time being in its possession that relate to the Plan or the trusts hereof in any bank or safe deposit. At any time when there is more than one Trustee, the Trustees shall be entitled to procure that any one or more of them may be registered as proprietor of any property held by them upon the trusts of this deed.

10.	LOANS TO TRUSTEES

The Trustees shall have the power to borrow money for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan, on such terms as it thinks fit.

11.	SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS

Where Shares are transferred to the Trustees by a qualifying transfer in accordance with paragraph 78(1) of Schedule 2, they shall award such Shares only as Free and Matching Shares, and in priority to other available Shares.

12.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Free and Matching Shares

12.1	As soon as practicable (but not less than annually) after Free and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Initial Market Value on the Award Date; and

(c)	the Holding Period applicable to them.

Notice of Award of Partnership Shares

12.2	As soon as practicable (but not less than annually) after any Partnership Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	the amount of money applied by the Trustees in acquiring those Shares on behalf of the Participant; and

(c)	the Market Value at the Acquisition Date.

Notice of acquisition of Dividend Shares

12.3	As soon as practicable (but not less than annually) after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Market Value on the Acquisition Date;

(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Maintenance of Trust Records

12.4	The Trustees shall maintain proper records and in particular:

(a)
The Trustees shall make proper arrangements for the preparation and preservation of all necessary accounts records and other documents necessary to carry out their obligations concerning the proper administration of the Plan. The Participating Companies hereby undertake to make available to the Trustees all facilities and information necessary to ensure that full compliance is made with the provisions of the Plan.

(b)
For the purposes of Rules 4.3-4.5, the Trustees shall maintain proper records of any Participant who in any Tax Year has been awarded shares under another plan approved under Schedule 2 and established by Cendant or a Connected Company.

(c)
Cendant and its proper officers shall at all times be entitled on service of proper notice to inspect all accounts documents and records whatsoever maintained by the Trustees for the purposes of the Plan. Cendant may at any time and at its absolute discretion audit or cause to be audited those accounts documents and records.

13.	RESTRICTIONS DURING THE HOLDING PERIOD

13.1
During the Holding Period the Trustees shall not dispose of any Free, Matching or Dividend Shares (whether by transfer to the employee or otherwise) unless the Participant has at that point ceased to be in Relevant Employment except as allowed by the following paragraphs of Schedule 2:

(a)	paragraph 37(1) (power of Trustees to accept general offers etc.);

(b)	paragraph 77(1) (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79(1) (meeting PAYE obligations); and

(d)	paragraph 90(8) (termination of plan: early removal of Shares with participant’s consent).

PAYE Liability etc.

13.2	This Rule applies where the Trustees become liable to account for PAYE.

(a)
The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any PAYE liability as a result of a Participant’s Shares ceasing to be subject to the Plan, including a liability arising in the circumstances provided in Section 510 ITEPA (PAYE: Payment by Trustees to employer company on Shares ceasing to be subject to the plan).

(b)
Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under ITEPA, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

(c)	The Trustees shall maintain the records necessary to enable them to carry out their PAYE obligations, and the PAYE obligations of the employer company so far as they relate to the Plan.

(d)
Where the Participant becomes liable to income tax under ITEPA, or Case V of Schedule D, or Schedule F, the Trustees shall inform the Participant of any facts that are relevant to determining that liability.

Money’s worth received by Trustees

13.3
The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any Shares, other than money’s worth consisting of new shares within paragraph 86 of Schedule  2 (“Company Reconstructions’).

This is subject to:

(a)	the provisions of paragraph 62 of Schedule 2 (dividend reinvestment);

(b)	the Trustees obligations under paragraphs 510 to 514 ITEPA (PAYE: Shares ceasing to be subject to the Plan, and obligations to make payments to employer etc); and

(c)	the Trustees’ PAYE obligations.

General offers etc.

If any offer, compromise, arrangement or scheme is made which affects the Free Shares or Matching Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

Voting Rights

13.5
The Trustees, on receipt of reasonable notice from the Company of any relevant meeting and of full details of the resolutions proposed, will invite Participants to direct the Trustees on the exercise of any voting rights and the exercise of tender offer rights attaching to Plan Shares held by the Trustees on their behalf. The Trustees will not be obliged to attend any particular meeting and may exercise the voting rights and/or tender offer rights either personally or by proxy.

13.6
The Trustees will not vote or tender in respect of: Plan Shares where no directions have been received; unallocated or unappropriated Shares; or any Shares held under the Plan which are not registered in their name.

13.7
Where Shares held under the Plan are registered in the name of a nominee for the Trustees, the Trustees will arrange for the directions of Participants received by them to be carried out by the nominee.

14.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the Rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining Rights. The Rights referred to are rights to acquire additional shares or rights in the same company.

15.	POWER TO AGREE MARKET VALUE SHARES

Where the Market Value of Shares falls to be determined for the purposes of Schedule 2, the Trustees may agree with the Inland Revenue that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

16.	PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such Company.

Permitted dealings of Trustees

A Trustee and any director or other officer of a company acting as Trustee shall not be precluded from acquiring holding or dealing with any debentures, debenture stock shares or securities whatsoever of any Participating Company or any other company in which the Trustees may be interested. Such a person shall not be precluded from making any contract or other transaction with any Participating Company or any such other company. Such a person shall not be in any way liable to account to any Participant, any Participating Company, or such other company for any profits made or benefits obtained in connection therewith.

17.	ADMINISTRATION OF THE TRUST

(a)
A Trustee being a body corporate may in its capacity as a Trustee hereof act by its officers and employees and may by such persons have and exercise all powers trusts and discretion vested in it hereunder.

(b)
The Trustees may employ and act on the advice or opinion of any solicitor, broker, actuary, accountant or other professional or business person whether such advice was obtained by the Trustees or by Cendant and shall not be responsible for any loss occasioned by its so acting. Cendant shall meet the expenses of such advice or opinions to the extent that it, in its sole discretion, considers such expenses reasonable.

(c)
The Trustees may employ on such terms as Cendant may agree as to remuneration any agent or agents to transact all or any business of whatsoever nature required to be done in the proper administration of the trusts powers and provisions hereof.

The Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting, except where the sole Trustee is a corporate Trustee, and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

18.	NOTICE OF ANY FOREIGN TAX DEDUCTED BEFORE DIVIDEND PAID

Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

19.	SUBSIDIARY COMPANIES

19.1
Any Subsidiary may with the agreement of Cendant become a Participating Company by executing a Deed of Adherence agreeing to be bound by the Deed and Rules, in the form of Appendix 1 hereto or in such other form as agreed in advance with the Board of the Inland Revenue. However, any Subsidiary that is an Original Party to this Deed shall be a Participating Company and shall not be required to execute a deed of adherence.

19.2	Any company, which ceases to be a Subsidiary, shall cease to be a Participating Company.

19.3
The Plan shall cease to apply to any Participating Company, other than Cendant, upon issue of a written notice by Cendant to the Trustees that the relevant Company shall cease to be a Participating Company.

20.	DUTIES OF PARTICIPATING COMPANIES

20.1	If and so long as any company is a Participating Company it shall:

(a)
contribute and pay to the Trustees directly or indirectly via Cendant Europe Limited such sums as are required by the Trustees to acquire such Plan Shares as may be necessary or required for the purpose of discharging the Trustees’ duties and obligations under the Plan together with that proportion of the sums required to meet the reasonable expenses of the Trustees in operating and administering the Plan in respect of the Qualifying Employees of that Participating Company;

(b)	provide the Trustees with all information reasonably required from it for the purposes of the administration and operation of the Plan in such form as the Trustees may reasonably require; and

(c)	at all times comply with the Rules.

20.2
Any company, which ceases to be a Participating Company, shall remain liable to meet its fair proportion of the expenses of the Trustees in respect of any period whether or not arising while it was a Participating Company.

20.3
The rights of Participants employed by any company which ceases to be a Participating Company in relation to Plan Shares Awarded to them whilst that Company was a Participating Company shall not be affected.

21.	EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

22.	TRUSTEES’ LIABILITY AND INDEMNITY

22.1
The Participating Companies shall jointly and severally indemnify each of the Trustees and any officer or employee of a body corporate acting as a Trustee against any expenses, claims and liabilities which arise out of or are incurred through acting as a Trustee of the Plan. This does not apply to expenses, claims and liabilities that are incurred or arise through fraud, negligence or wilful wrongdoing on the part of the Trustees or on the part of any of their officers or employees. This indemnity will similarly apply after the removal or retirement of a Trustee. The Trustees shall also have the benefit of any indemnities conferred on trustees by law.

22.2	No Trustee (except a remunerated Trustee) shall be personally liable for any breach of trust (other than through fraud or wilful wrongdoing).

22.3	A non-remunerated Trustee may insure the Plan out of the Trust Fund against any loss caused by him or any of his employees, officers, agents or delegates.

23.	TRUSTEES POWER OF DELEGATION

23.1
The Trustees may, to the extent permitted by law, delegate any of their powers and duties under the Plan to any person or company. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under Schedule  2.

23.2
The Trustees may execute and may authorise any of their directors, officers or employees to execute on their behalf any documents in such manner as may be appropriate and not being inconsistent with the terms of the Plan.

24.	REMUNERATION OF TRUSTEES

24.1
Any individual Trustee shall be entitled to receive and retain as remuneration for his services hereunder such sum or sums as a Participating Company may from time to time resolve to pay to him therefore not withstanding that he is also an officer or employee of a Participating Company. Such a person shall not be disqualified from voting or taking part in any decision of the Trustees on any matter by virtue of any personal or beneficial interest (actual or prospective) therein.

24.2
Any Trustee being a solicitor, broker, actuary, accountant, or other person engaged in any profession or business shall be entitled to be paid all usual professional or proper charges for business transacted time expended and acts done by him or by any employee or partner of his firm in connection with the Plan including acts which a Trustee not being in any profession or business could have done personally.

24.3
Any Trustee being a body corporate may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between Cendant and such company. Any such body corporate (being a bank or building society) shall be entitled, subject to the written consent of Cendant, to act as banker and perform any services in relation to the Plan on no less favourable terms than would be made with a customer in the ordinary course of its business as a banker without accounting for any resultant profit including, without prejudice to the generality of the foregoing clause, retention of its customary share of brokerage commission.

24.4	Any Trustee may be employed by or be appointed an officer of Cendant or any Subsidiary and shall be entitled to keep for his benefit such fees perquisites and remuneration as he may receive by virtue of such position without having to account therefore and whether or not his position might be by virtue of the fact that he is a Trustee.

25.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets, which shall be held upon the trusts declared by this Deed.

26.	TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

27.	AMENDMENTS TO THE PLAN

Cendant may, with the Trustees’ written consent, from time to time amend the Plan provided that

(a)	Cendant may not make any amendment that would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants.

(b)	Cendant may not make any alteration that would give to Participating Companies a beneficial interest in Plan Shares.

(c)
If the Plan is approved by the Inland Revenue at the time of an amendment or addition, any amendment or addition to a “key feature” (as defined in paragraph 84(6) of Schedule 2) of the Plan shall not have effect unless and until the approval of the Inland Revenue has been obtained.

28.	SUSPENSION OF THE PLAN

Cendant may at any time resolve to suspend the operation of the Plan. Any decision to suspend the operation of the Plan will not affect the subsisting rights of Participants.

29.	TERMINATION OF THE PLAN

29.1	The Plan shall terminate on the earliest of:

(a)	the date on which the Plan is declared to terminate by a Plan Termination Notice issued by Cendant to the Trustees under paragraph 89 of Schedule 2, or

(b)	if earlier, the expiry of the Trust Period.

29.2
Cendant shall without delay upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, the Inland Revenue and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

29.3	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period, paragraph 90 of Schedule 2 shall have effect.

29.4
Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of Schedule 2 have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion consider appropriate.

30.	EVENTS ON WHICH A PLAN TERMINATION NOTICE MAY BE GIVEN

Cendant will issue a Plan Termination Notice on the earliest of the following dates:

(a)	on the date when an order for the winding up of Cendant is made or a resolution is passed for the voluntary winding up of Cendant, or,

(b)	on any other date determined at the discretion of Cendant.

31.	NOTICES

31.1
Subject to Clause 31.2, any notice or other communication under, or in connection with, the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of Cendant or a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received by 10am on the second Business Day after it was put into the post properly addressed and stamped. If any notice or other communication would otherwise have become effective on a non-Business Day or after 5 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next Business Day.

31.2
Any notice or other communication under, or in connection with, the Plan may alternatively be given by electronic communication (including email) to such electronic communication address as may be specified from time to time, and if so sent shall deemed to have been given on the date of sending.

31.3
Qualifying Employees may be invited to participate in an Award of Shares by means of communication which is not delivered or sent to them individually but to which their attention is drawn by a notice or other communication which is delivered or sent to them individually.

32.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of England.

33.	JURISDICTION

The parties agree that they shall submit to the exclusive jurisdiction of the English courts.

34.	CONSTRUCTION OF THIS DEED

Schedule 1, but not any other Schedules or Appendices, shall be treated as part of this Deed.

35.	COUNTERPARTS

This Deed may be executed in any number of counterparts each of which when executed and delivered is an original and all of which together constitute the same document.

SCHEDULE 1:

THE PLAN RULES
1.	DEFINITIONS

1.1	The following words and expressions have the following meanings:

“Acquisition Date”	(a) in relation to Partnership Shares, the meaning given by paragraph 50(4) of Schedule 2; and

(b) in relation to Dividend Shares, the meaning given by paragraph 66(4) of Schedule 2

“Associated Company”	the same meaning as in section 416 of ICTA 1988

“Award Date”	in relation to Free Shares or Matching Shares, the date on which such Shares are awarded

“Award”	(a) in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan or, as the case may be, the appropriation of Unawarded Shares already held by the Trustees

“Business Day”	any day (other than a Saturday or a Sunday) when clearing banks are open for business in the City of London for the transaction of normal banking business;

“Capital Receipt”	the same meaning as in paragraph 501 ITEPA

“Cendant”	Cendant Corporation (a corporation registered in the State of Delaware)

“Clause”	a clause of the Deed

“Close Company”	a company that is a close company within the meaning of section 414 of ICTA 1988, but disregarding section 414(1)(a) and section 415 of ICTA 1988

“Connected Company”	the same meaning as in paragraph 18(3) of Schedule 2

“Control”	the same meaning as in section 840 of ICTA 1988

“Dealing Day”	a day on which the Stock Exchange is open for the transaction of business

“Deed of Adherence”	A deed whereby a company agrees to become a Participating Company and be bound by the terms of the Deed substantially in the form set out as Appendix 1 to Schedule 1

“Deed”	the Cendant Share Incentive Plan Trust Deed

“Directors”	the board of directors of Cendant or a duly authorised committee thereof

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan

“Employee Share Scheme”	an employees’ share scheme as defined in section 743 of the Companies Act 1985

“Forfeiture Period”	any period specified by Cendant during which Free and Matching Shares may be subject to forfeiture

“Free Share Agreement”	an agreement setting the terms of the Award with respect to an Award of Free Shares in such form as may be approved by the Inland Revenue from time to time

“Free Shares”	Shares awarded under Part A of the Plan which are subject to the Plan

“Holding Period”	(a) in relation to Free Shares, the period during which the Participant shall be bound by the terms of the Free Share Agreement specified by Cendant as mentioned in Rule 6.16;

(b) in relation to Matching Shares, the period during which the Participant shall be bound by the terms of the Partnership Share Agreement specified by Cendant as mentioned in Rule 8.5; and

(c) in relation to Dividend Shares, the period of three years from the Acquisition Date

“ICTA 1988”	the Income and Corporation Taxes Act 1988

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the market value shall be determined without reference to that restriction or risk

“ITEPA”	The Income Tax (Earnings and Pensions) Act 2003

“Market Value”	(a) if and for so long as the Shares are registered with the US Securities and Exchange Commission,

(i)   if, and only if all the Shares acquired for allocation to Participants on an Acquisition Date or an Award Date are purchased and allocated to all Participants on the same day, the average of the prices paid by the Trustees for those Shares; or

(ii) if all the Shares acquired for Participants are not purchased on the same day, the quotation of a Share as derived from the Wall Street Journal for the immediately preceding Dealing Day; or

(b) if paragraph (a) above does not apply, its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with the Inland Revenue Shares Valuation on or before that day

“Matching Shares”	Shares awarded under Part C of the Plan and which are subject to the Plan

“Material Interest”	the same meaning as in paragraph 19 of Schedule 2

“NICs”	National Insurance Contributions

“Participant”	an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	Cendant and such of its Subsidiaries which are either Original Parties to the Deed or have executed deeds of adherence to the Plan under Clause 19 of the Deed

“Partnership Share Agreement”	an agreement setting the terms of the Award with respect to an Award of Partnership Shares in such form as may be approved by the Inland Revenue from time to time

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“Partnership Shares”	Shares awarded under Part B of the Plan and which are subject to the Plan

“Performance Criteria “	the criteria which may be used in accordance with Schedule 2 to determine:

(a) whether or not Free Shares are awarded; or

(b) the number or value of Free Shares to be awarded

“Plan Shares”	• Free Shares, Matching Shares or Partnership Shares awarded to Participants;

• Dividend Shares acquired on behalf of Participants; and

• shares in relation to which paragraph 87(2) (company reconstructions: new shares) of Schedule 2 applies and that remain subject to the Plan

“Plan Termination Notice”	a notice to terminate the Plan issued by Cendant under paragraph 89 of Schedule 2

“Plan”	The Cendant Share Incentive Plan established under Schedule 2 as constituted by this Deed and Rules in their present form or as amended from time to time in accordance with the provisions hereof

“Qualifying Company”	in relation to any individual means

(a) a company that is a Participating Company at the end of the Qualifying Period, or

(b) a company that when the individual was employed by it was a Participating Company; or

(c) a company that when the individual was employed by it was an Associated Company of

(i) a company qualifying under paragraph (a) or (b), or

(ii) another company qualifying under this paragraph

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 4.6 and any employee whom Cendant has invited in accordance with Rule 4.8

“Qualifying Period”	(a) in the case of Free Shares a period not exceeding 18 months before the Award is made; and

(b) in the case of Partnership Shares and Matching Shares a period not exceeding 18 months before the deduction of Partnership Share Money relating to the Award

“Qualifying Reason”	A Participant ceases to be in Relevant Employment for a Qualifying Reason if the Participant ceases to be an employee

(a) because of injury or disability

(b) on being dismissed by reason of Redundancy

(c) by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply

(d) by reason of a change of control or other circumstances whereby the Participating Company that employs him ceases to be an Associated Company of Cendant

(e) by reason of his retirement on or after he reaches Retirement Age or

(f) on his death

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by Cendant or any Associated Company

“Retirement Age”	60 years of age

“Rights”	rights conferred in respect of Plan Shares to be allotted, on payment, other shares or securities or rights of any description in Cendant

“Rules”	the rules of the Plan set out as Schedule 1 to the Deed and a reference to a “Rule” shall be construed accordingly

“Salary”	the same meaning as in paragraph 43(4) of Schedule 2

“Schedule 2”	Schedule 2 to ITEPA

“Shares”	Ordinary shares in the capital of Cendant Corporation which comply with the conditions set out in paragraphs 25 to 33 of Schedule 2

“Subsidiary”	any company which is for the time being under the Control of Cendant

“Surplus Assets”	any assets comprised in the Trust Fund other than Unawarded Shares, Plan Shares and Partnership Share Money

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“the Stock Exchange”	New York Stock Exchange or any successor body

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income

“Trust Period”	the period of 80 years beginning with the date of the Deed

“Trustees”	the trustees or trustee for the time being of the Plan

“Unawarded Shares”	Shares comprised in the Trust Fund that have not been awarded to Participants

1.2	References to any Act, or Part, Chapter, or section (including ICTA 1988 and ITEPA) shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3
Words of the masculine gender shall include the feminine and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	Headings and subheadings are for ease of reference only and shall not affect the interpretation of any Rule or Clause.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire Shares, which give them a continuing stake in Cendant Corporation.

3.	ADMISSION TO THE PLAN

3.1
For each Award, Cendant shall determine whether and to what extent Qualifying Employees shall be invited to apply for Free Shares, Partnership Shares or Matching Shares subject to the terms and conditions of the Deed and these Rules.

3.2	If Cendant determines that Qualifying Employees shall be invited to apply then Cendant shall also determine:

(a)	any Qualifying Period;

(b)	whether there shall be any Performance Criteria in respect of any Award of Free Shares;

(c)	the Holding Period in respect of any Award of Free Shares, Matching Shares or Dividend Shares;

(d)	maximum and minimum Partnership Share Money deductions;

(e)	the maximum number of Shares to be included in an Award of Partnership Shares; and

(f)	whether there shall be a Forfeiture Period in respect of any Award of Free or Matching Shares.

4.	ELIGIBILITY OF INDIVIDUALS

4.1	Subject to Rule 4.4, individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14 of Schedule 2; and

(d)	they do not fail to be eligible under any of Rules 4.2, 4.3 or 4.4.

4.2	Individuals are not eligible to participate in an Award of Shares if they have, or within the preceding twelve months have had, a Material Interest in:

(a)	a Close Company whose Shares may be awarded under the Plan; or

(b)	a company which has Control of such a company or is a member of a consortium which owns such a company.

4.3
Individuals are not eligible to participate in an Award of Free Shares in any Tax Year if in that Tax Year they are participating at the same time in another plan established by Cendant or a Connected Company and approved under Schedule 2, or if they would have received such an award but for their failure to meet a performance target (see Rule  6.6).

4.4
Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they receive at the same time an award under another plan established by Cendant or a Connected Company and approved under Schedule 2.

4.5
If an individual participates in an Award of Shares under the Plan in a Tax Year in which they have received an award under another plan established by Cendant or a Connected Company and approved under Schedule 2, Rules 6.4, 7.5, 7.6 and 9.6 apply as if the Plan and any other plan were a single plan.

Employees who must be invited to participate in Awards

4.6	Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 4.1 and are a UK resident tax payer within the meaning of para 8(2) of Schedule 2.

4.7	In this case, they shall be invited to participate in any Awards of Shares, and acquisitions of Dividend Shares, in accordance with the Rules of the Plan.

Employees who may be invited to participate in Awards

4.8	Cendant may also invite any employee who meets the requirements in Rule 4.1 to participate in any Award or acquisition of Dividend Shares in accordance with the rules of the Plan.

5.	PARTICIPATION ON SAME TERMS

5.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

5.2
Cendant may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked. However, if Cendant makes such an Award by reference to more than one of these factors, it shall do so on the basis that each factor gives rise to a separate entitlement and the total entitlement is the sum of those separate entitlements.

5.3	Cendant may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 6.6.

PART A

6.	FREE SHARES

6.1	Every Qualifying Employee shall make an agreement with Cendant (a “Free Share Agreement”) in such form as agreed in advance with the Board of the Inland Revenue.

6.2	The Trustees, acting with the prior consent of Cendant, may from time to time award Free Shares.

6.3	The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by Cendant in accordance with this Rule.

Maximum annual Award

6.4	The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed the amount stated in paragraph 35 of Schedule 2.

Qualifying Period for Award of Free Shares

6.5
Cendant may stipulate a Qualifying Period in respect of the Award of Free Shares. Any such Qualifying Period shall be the same for all Qualifying Employees in relation to the same Award, but may be different for different Awards.

Allocation of Free Shares by reference to performance

6.6	Cendant may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Criteria.

6.7	If Performance Criteria are used, they shall apply to all Qualifying Employees.

6.8
Performance Criteria shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as Cendant shall determine over such period as Cendant shall specify.

6.9	Performance targets must be set for performance units of one or more employees.

6.10	For the purposes of an Award of Free Shares, an employee must not be a member of more than one performance unit.

6.11	Where Cendant decides to use Performance Criteria it shall, as soon as reasonably practicable:

(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

(b)
notify all Qualifying Employees of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award.

6.12
Cendant shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using Method 1 or Method 2 set out below. The same method shall be used for all Qualifying Employees for each Award.

Performance Criteria: method 1

6.13	By this Method:

(a)	at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

(b)	the remaining Free Shares shall be awarded by reference to performance; and

(c)	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

6.14	If this Method is used:

(a)	the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 5; and

(b)	the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 5.

Performance Criteria: method 2

6.15	By this Method:

(a)	some or all Free Shares shall be awarded by reference to performance;

(b)	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 5; and

(c)	Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

6.16	Cendant shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

6.17
The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

6.18	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of his Free Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for his Free Shares if the offer forms part of a general offer which is made to holders of Shares of the same class as their Shares, or to holders of Shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)
to agree to a transaction affecting their Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

all of the ordinary share capital of Cendant Corporation or, as the case may be, all the Shares of the class in question; or

all the Shares, or all the Shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

Forfeiture Period for Free Shares

6.19
Cendant shall, in relation to each Award Date, determine whether a Forfeiture Period shall apply to the Free Shares. Any Forfeiture Period so determined shall be specified in the Free Share Agreement and shall not be more than three years. If Cendant so determines, then a Participant who ceases to be in Relevant Employment during the Forfeiture Period for a reason that is not a Qualifying Reason shall cease to be beneficially entitled to those Free Shares.

PART B

7. PARTNERSHIP SHARES

7.1
Cendant may at any time invite every Qualifying Employee to enter into an agreement with Cendant (a “Partnership Share Agreement”) in the terms of the draft appended to these Rules, or on such other terms as agreed in advance with the Board of the Inland Revenue.

7.2	References in Rule 7 to the Trustees acquiring Partnership Shares on behalf of a Participant include their appropriating to a Participant Unawarded Shares already held by them.

7.3	Partnership Shares shall not be subject to any provision under which they may be forfeited.

Qualifying Period

7.4
Cendant may stipulate a Qualifying Period in respect of the Award of Partnership Shares. Any such Qualifying Period shall be the same for all Qualifying Employees in relation to the same Award, but may be different for different Awards.

Maximum amount of deductions

7.5	The amount of Partnership Share Money deducted from a Participant’s Salary shall not exceed £1,500 in any tax year, or such lower limit as Cendant may set under Rule 3.2(d), and in accordance with paragraph 46 (4A) of Schedule 2, or any other limit as amended by legislation from time to time.

7.6
The amount of Partnership Share Money deducted from a Participant’s Salary for any Tax Year must not exceed 10% of that Participant’s Salary for the tax year, or any other limit as amended by legislation from time to time.

7.7	Any amount deducted in excess of that allowed by Rules 7.5 and 7.6 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

(a) Minimum amount of deductions

7.8
The minimum amount to be deducted under the Partnership Share Agreement in any month shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10.

Notice of possible effect of deductions on benefit entitlement

7.9
Every Partnership Share Agreement shall contain a notice under paragraph 48 of Schedule 2 in respect of the possible effect of deductions on benefit entitlement on salary related state benefits such as statutory sick pay and maternity pay. Cendant shall provide each participant in the Plan with a statement detailing the effects on such benefits of participation in the Plan. The Inland Revenue are empowered to make regulations prescribing the form of such a notice.

Restriction imposed on number of Shares awarded

7.10	Cendant may specify the maximum number of Shares to be included in an Award of Partnership Shares.

7.11	The Partnership Share Agreement shall contain an undertaking by Cendant to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

7.12	The notification in Rule 7.11 above shall be given before the deduction of the Partnership Share Money relating to the Award.

7.13
The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Surplus Partnership Share Money

7.14	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or deduction, as appropriate; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

7.15
If Cendant receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 7.9 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1. the excess of the monthly deduction chosen by each applicant over £10 shall be reduced pro rata;

Step 2. all monthly deductions shall be reduced to £10

Step 3. applications shall be selected by lot, each based on a monthly deduction of £10.

7.16
Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Withdrawal from Partnership Share Agreement

7.17
An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to Cendant. Unless a later date is specified in the notice, such a notice shall take effect 30 days after Cendant receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

7.18	When Partnership Shares have been Awarded to a Participant, the Participant may at any time withdraw any or all of his Partnership Shares from the Plan.

7.19
An employee may at any time give notice in writing to Cendant to stop deductions in pursuance of a Partnership Share Agreement. An employee who has stopped deductions may subsequently give notice in writing to Cendant to re-start deductions in pursuance of the agreement, but may not make-up deductions that have been missed. Unless a later date is specified in the notice Cendant will ensure that within 30 days of receiving the notice no further deductions are made under the Partnership Share Agreement. Cendant on receiving a notice to re-start deductions under the Partnership Share Agreement, will do so no later than the re-start date. The re-start date shall be the date of first deduction due under the Partnership Share Agreement and not more than 30 days after the receipt of the notice to re-start the deductions.

Repayment of Partnership Share Money on withdrawal of approval or Termination

7.20
If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable after notice of withdrawal is given to Cendant or after the Plan Termination Notice is notified to the Trustees, as the case may be, subject to deduction of income tax under PAYE and NICs.

PART C

8.	MATCHING SHARES

8.1	The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part of the Rules.

General requirements for Matching Shares

8.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 8.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

8.3
The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by Cendant and that ratio shall not exceed two for one. Cendant may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

8.4
If the Partnership Shares on that day are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

8.5	Cendant shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

8.6
The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

8.7	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of his Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for his Matching Shares if the offer forms part of a general offer which is made to holders of Shares of the same class as their Shares or to the holders of Shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)
to agree to a transaction affecting his Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of Cendant Corporation or, as the case may be, all the Shares of the class in question; or

(ii)
all the Shares, or all the Shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

Forfeiture Period for Matching Shares

8.8
Cendant shall, in relation to each Award Date, determine whether a Forfeiture Period shall apply to the Matching Shares. Any Forfeiture Period so determined shall be specified in the Partnership Share Agreement and shall not be more than three years. If Cendant so determines, then a Participant who ceases to be in Relevant Employment during the Forfeiture Period for a reason that is not a Qualifying Reason shall cease to be beneficially entitled to those Matching Shares. Cendant may additionally determine that a Participant who withdraws the Partnership Shares in respect of which the Matching Shares were awarded from the Plan during the Forfeiture Period shall cease to be beneficially entitled to those Matching Shares.

PART D

9.	DIVIDEND SHARES

Reinvestment of cash dividends

9.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

9.2	Cendant may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

9.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

9.4	Cendant may decide to:

(a)	apply all Participants’ dividends, up to the limit specified in Rule 9.6, to acquire Dividend Shares;

(b)	to pay all dividends in cash to all Participants; or

(c)	to offer Participants the choice of either (a) or (b) above.

9.5	Cendant may revoke any direction for reinvestment of cash dividends.

9.6
The amount applied by the Trustees in acquiring Dividend Shares shall not exceed £1,500 in each Tax Year, or any other limit as amended by legislation from time to time. For the purposes of this Rule, the Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under Schedule 2. In exercising their powers in relation to the acquisition of Dividend Shares, the Trustees must treat Participants fairly and equally.

9.7	If the amounts received by the Trustees exceed the limit in Rule 0, the balance shall be paid to the Participant as soon as practicable.

9.8
If dividends are to be applied to acquire Dividend Shares, the Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

9.9	References in Rule 9 to the Trustees acquiring Dividend Shares on behalf of a Participant include their appropriating to a Participant Unawarded Shares already held by them.

Certain amounts not reinvested to be carried forward

9.10	Subject to Rule 9.7, any amount that is not reinvested:

(a)	because the amount of the cash dividend is insufficient to acquire a Share; or

(b)	because there is an amount remaining after acquiring the Dividend Shares;

may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

9.11	If, during the period of three years beginning with the date on which the dividend was paid:

(a)	it is not reinvested; or

(b)	the Participant ceases to be in Relevant Employment; or

(c)	a Plan Termination Notice is issued

the amount shall be paid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of Schedule 2.

Holding Period for Dividend Shares

9.12	The Holding Period shall be a period of three years, beginning with the Acquisition Date.

9.13	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of his Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer which is made to holders of Shares of the same class as their Shares or to holders of Shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)
to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

all of the ordinary share capital of Cendant Corporation or, as the case may be, all the shares of the class in question; or

all the Shares, or all the Shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

9.14	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 80(4) of Schedule 2.

10.	COMPANY RECONSTRUCTIONS

10.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

10.2
If an issue of Shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those Shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in section 209(2)(c) of ICTA 1988;

(b)	share capital issued in circumstances such that section 210(1) of ICTA 1988 applies; or

(c)	share capital to which section 249 of ICTA 1988 applies.

10.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

10.4	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

10.5
In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

11.	RIGHTS ISSUES

11.1
Any shares or securities allotted under Clause 0 of the Deed shall be treated as Plan Shares identical to the Shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Shares.

11.2	Rule 11.1 does not apply:

(a)
to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of Cendant Corporation.

12.	ALTERATIONS

No modification alteration or amendment to these Rules shall be made except in accordance with Clause 27 of the Deed.

13.	DISPUTES

If any matter arises on or in connection with this Plan or its operation for which specific provision is not made in the Rules or in the Deed to which they are scheduled or in any Deed supplemental to it such matter shall be resolved, dealt with or provided for in such manner as the Directors shall in their absolute discretion consider appropriate after taking into account the respective interests of the relevant Participating Company, the Participants and (if appropriate) the Trustees.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS A DIRECTOR.
1.	Election of Directors: Nominees:

	01	Myra J. Biblowit,	02	Leonard S. Coleman,	FOR		WITHHOLD
	03	Cheryl D. Mills,	04	The Right Honourable	all nominees		AUTHORITY
				Brian Mulroney	listed except		to vote for
	05	Robert E. Nederlander,	06	Ronald L. Nelson,	as indicated		all nominees
	07 09	Robert W. Pittman Sheli Z. Rosenberg	08 10	Pauline D.E. Richards Robert F. Smith	☐		☐

	For all nominees, except vote withheld from the following

	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 2.				FOR	AGAINST	ABSTAIN
2.	To ratify and approve the appointment of Deloitte & Touche LLP as the Company’s Independent Auditors for the year ending December 31, 2005.				☐	☐	☐

	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 3.	FOR	AGAINST	ABSTAIN
3.	To approve an amendment to the Cendant Amended and Restated 1999 Non-Employee Directors Deferred Compensation Plan.	☐	☐	☐
	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 4.	FOR	AGAINST	ABSTAIN
4.	To approve the Cendant 2005 UK Share Incentive Plan.	☐	☐	☐
	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE AGAINST PROPOSAL 5.	FOR	AGAINST	ABSTAIN
5.	Stockholder proposal regarding Chief Executive Officer compensation.	☐	☐	☐
	THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE AGAINST PROPOSAL 6.	FOR	AGAINST	ABSTAIN
6.	Stockholder proposal regarding severance agreements.	☐	☐	☐

		I Plan to attend the Meeting		☐

ELECTRONIC DELIVERY Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! *See instruction below.

Signature	Signature	Date

Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

FOLD AND DETACH HERE

*INSTRUCTION: Enroll for electronic delivery today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/cd		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.		Use any touch-tone telephone to		your proxy card and
Have your proxy card in hand when		vote your proxy. Have your proxy		return it in the
you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

YOUR VOTE IS IMPORTANT.

You can view the Annual Report and Proxy Statement
on the internet at www.cendant.com.

CENDANT CORPORATION

Proxy Solicited by the Board of Directors for the Annual Meeting
of Stockholders to be held on April 26, 2005

     The undersigned stockholder of Cendant Corporation (“Cendant”) hereby appoints Henry R. Silverman, James E. Buckman and Eric J. Bock, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Cendant (“Cendant Common Stock”) which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, April 26, 2005, at 3:00 p.m. New York Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 1, 2005, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE NAMED NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6.

(Continued and to be signed on reverse side please mark, sign, date and return this proxy using the enclosed envelope.)

See Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

CENDANT CORPORATION

THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT.

     Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached above) to Mellon Investor Services LLC in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE, (1-800-435-6710) or VIA THE INTERNET AT WWW.EPROXY.COM/CD AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

ADMISSION TICKET

CENDANT CORPORATION

2005 Annual Meeting of Stockholders

Tuesday, April 26, 2005
3:00 P.M.

The Roosevelt Hotel
45 East 45th Street
New York, New York 10017

NON-TRANSFERABLE	NON-TRANSFERABLE